As filed with the Securities and Exchange Commission on August 22, 2002
                          Registration No. 333-97445



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                           AMENDMENT NO. 1 TO FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                   ----------

                              CAPITOL BANCORP LTD.
             (Exact name of registrant as specified in its charter)

            MICHIGAN                       6711                  38-2761672
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD        (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)          INDUSTRIAL          IDENTIFICATION NO.)
                                       CLASSIFICATION
                                        CODE NUMBER)

                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555

                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                           Cristin Reid English, Esq.
                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555

          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                    Copy to:


                            Terry Morris Roman, Esq.
                             Snell & Wilmer, L.L.P.
                               One Arizona Center
                             Phoenix, AZ 85004-0001
                                 (602) 382-6000


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

                         CALCULATION OF REGISTRATION FEE


       Title Of Each                                  Proposed Maximum           Proposed Maximum
 Class Of Securities Being      Amount To Be           Offering Price           Aggregate Offering         Amount Of
        Registered             Registered (1)            Per Share                   Price (2)          Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common stock (no par value)       266,523                  N/A                      $5,295,812               $496(3)
------------------------------------------------------------------------------------------------------------------------

(1) Based on 438,828 shares of common stock, no par value, of Sunrise Capital Corporation, which is the maximum number of shares of Sunrise common stock (excluding shares held by Capitol) that may be outstanding immediately prior to the consummation of the exchange transaction, multiplied by the proposed fixed exchange ratio of 0.607352 shares of Capitol common stock for each share of Sunrise common stock.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on $19.87, the average of the high and low price per share of Capitol common stock, as reported on the Nasdaq National Market on July 25, 2002, multiplied by 266,523, the maximum number of shares of Capitol common stock as described in Note 1 above.

(3)  Previously remitted.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                 [SUNRISE LOGO]

                                   ----------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held On September 30, 2002


To the Shareholders of Sunrise Capital Corporation:


     The annual meeting of the shareholders of Sunrise Capital Corporation will be held at the offices of Capitol Bancorp Limited at 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016 on September 30, 2002, at 9:00 a.m., local time, for the following purposes:

     1. To consider and vote on a proposal to adopt and approve a Plan of Share Exchange, dated as of May 31, 2002 (as amended August 19, 2002), between Capitol Bancorp Limited and Sunrise Capital Corporation under which all shareholders of Sunrise (other than Capitol) will exchange their common stock in Sunrise for common stock in Capitol, according to an exchange ratio, as described in the attached proxy statement/prospectus. A copy of the Plan of Share Exchange is attached to the proxy statement/prospectus as Annex A. Under New Mexico law, shareholders of Sunrise will have the right to assert dissenters' rights in connection with the proposed Plan of Share Exchange. See "Dissenters' Rights" in the proxy statement/prospectus accompanying this notice.


     2.   Election of Directors.

     3. To act on any other matters that may properly be brought before the shareholders' meeting or any adjournment or postponement.


     Only shareholders of record at the close of business on August 15, 2002 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement.


     You are cordially invited to attend the meeting of Sunrise's shareholders. Whether or not you plan to attend, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope.

     If you attend the shareholders' meeting, you may vote your shares in person even if you have previously submitted a proxy.

By Order of the Board of Directors,

/s/ Cristin Reid English
Secretary

     THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                           PROXY STATEMENT/PROSPECTUS
                         PROPOSED PLAN OF SHARE EXCHANGE

     The Boards of Directors of Sunrise Capital Corporation and Capitol Bancorp Limited have each approved a Plan of Share Exchange that contemplates the exchange of the shares of Sunrise common stock held by all shareholders other than Capitol for shares of Capitol common stock. Capitol currently has a controlling interest in Sunrise's common stock. As a result of the exchange, Sunrise will become a wholly-owned subsidiary of Capitol.


     If the exchange is approved, each share of Sunrise common stock will be converted into the right to receive Capitol common stock according to an exchange ratio. The exchange ratio is calculated by dividing Sunrise share value by the Capitol share value. If the exchange is approved, each shareholder of Sunrise (other than Capitol) would receive in the exchange 0.607352 shares of Capitol common stock for each share of Sunrise common stock. The actual exchange ratio may be different. Capitol share value, $21.816, is based on the average of the closing prices of the common stock of Capitol for the thirty-day period ended June 14, 2002 as reported by the Nasdaq National Market. Sunrise share value is fixed based on $13.25 per Sunrise share.

     Capitol estimates that Capitol will issue approximately 266,523 shares of Capitol common stock to Sunrise shareholders in the exchange. Those shares will be less than 5% of the outstanding Capitol common stock after the exchange. Capitol's common stock trades on the Nasdaq National Market System under the symbol "CBCL."


     Sunrise's Board of Directors has scheduled the annual meeting of Sunrise shareholders to vote on the Plan of Share Exchange. The attached proxy statement/prospectus includes detailed information about the time, date and place of the annual shareholders' meeting.

     This document gives you detailed information about the meeting and the proposed exchange. You are encouraged to read this document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 16 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE EXCHANGE OF YOUR SUNRISE COMMON STOCK FOR CAPITOL'S COMMON STOCK.

--------------------------------------------------------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------


     This proxy statement/prospectus is dated August 26, 2002, and is first being mailed to shareholders of Sunrise on or about August 30, 2002.

                      [This page intentionally left blank]

TABLE OF CONTENTS

ANSWERS TO FREQUENTLY ASKED QUESTIONS........................................  5

SUMMARY......................................................................  8
  Reasons for the Exchange...................................................  8
  The Annual Shareholders' Meeting...........................................  9
  Recommendation to Shareholders.............................................  9
  Votes Required.............................................................  9
  Record Date; Voting Power..................................................  9
  What Shareholders Will Receive in the Exchange.............................  9
  Accounting Treatment.......................................................  9
  Tax Consequences of the Exchange to Sunrise Shareholders................... 10
  Dissenters' Rights......................................................... 10
  Opinion of Financial Advisor............................................... 10
  The Plan of Share Exchange................................................. 10
  Termination of the Exchange................................................ 10
  Your Rights as a Shareholder Will Change................................... 10

SELECTED CONSOLIDATED FINANCIAL DATA OF CAPITOL.............................. 11

SELECTED CONSOLIDATED FINANCIAL DATA OF SUNRISE.............................. 14

RISK FACTORS................................................................. 16

COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT
    PER SHARE INFORMATION.................................................... 20

RECENT DEVELOPMENTS.......................................................... 21

CAPITALIZATION............................................................... 22

DIVIDENDS AND MARKET FOR COMMON STOCK........................................ 23

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.................... 24

INFORMATION ABOUT CAPITOL.................................................... 25

INFORMATION ABOUT SUNRISE.................................................... 25

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA.............................. 27

THE ELECTION OF DIRECTORS.................................................... 31

THE EXCHANGE................................................................. 32
  General.................................................................... 32
  Material Contracts or Understandings Between Capitol and Sunrise........... 32
  Background of the Exchange................................................. 32
  Sunrise's Reasons for the Exchange......................................... 33
  Capitol's Reasons for the Exchange......................................... 33
  Terms of the Plan of Share Exchange........................................ 33
  Sunrise's Board Recommendation............................................. 33
  Accounting Treatment....................................................... 34
  Pro Forma Data............................................................. 34
  Material Federal Income Tax Consequences................................... 34
  Regulatory Matters......................................................... 35

  Dissenters' Rights......................................................... 36
  Federal Securities Laws Consequences; Stock Transfer Restrictions.......... 37

OPINION OF FINANCIAL ADVISOR................................................. 38

THE CLOSING.................................................................. 40
  Effective Time............................................................. 40
  Shares Held by Capitol..................................................... 40
  Procedures for Surrender of Certificates; Fractional Shares................ 40
  Fees and Expenses.......................................................... 41
  Nasdaq Stock Market Listing................................................ 41
  Amendment and Termination.................................................. 41

THE SHAREHOLDERS' MEETING.................................................... 42
  Date, Time and Place....................................................... 42
  Matters to be Considered at the Shareholders' Meeting...................... 42
  Record Date; Stock Entitled to Vote; Quorum................................ 42
  Votes Required............................................................. 42
  Share Ownership of Management.............................................. 42
  Voting of Proxies.......................................................... 43
  General Information........................................................ 43
  Solicitation of Proxies; Expenses.......................................... 43

COMPARISON OF SHAREHOLDER RIGHTS............................................. 44

DESCRIPTION OF CAPITAL STOCK OF CAPITOL...................................... 45
  Rights of Common Stock..................................................... 45
  Shares Available for Issuance.............................................. 45
  Capitol's Trust-Preferred Securities....................................... 46
  Anti-Takeover Provisions................................................... 46

WHERE YOU CAN FIND MORE INFORMATION.......................................... 48

LEGAL MATTERS................................................................ 49

EXPERTS...................................................................... 49

LIST OF ANNEXES


  ANNEX A Plan of Share Exchange............................................ A-1
  ANNEX B Opinion of Financial Advisor...................................... B-1
  ANNEX C Tax Opinion of Snell & Wilmer, L.L.P. ............................ C-1
  ANNEX D Financial Information Regarding Sunrise Capital Corporation....... D-1
  ANNEX E Excerpts of New Mexico Business Corporation Act................... E-1

                                   ANSWERS TO
                           FREQUENTLY ASKED QUESTIONS

Q:       Why am I receiving these materials?

A: Sunrise's Board of Directors has approved the exchange of Sunrise's common stock not owned by Capitol for shares of common stock of Capitol. The exchange requires the approval of Sunrise's shareholders. Sunrise is sending you these materials to help you decide whether to approve the exchange. These materials also include information regarding Sunrise's election of directors.

Q:       What will Sunrise's shareholders receive in the exchange?


A: You will receive shares of Capitol common stock, which are publicly traded on the National Market System of the Nasdaq Stock Market, Inc. under the symbol "CBCL". If the exchange is approved, each share of Sunrise common stock will be converted into the right to receive Capitol common stock according to an exchange ratio. The exchange ratio is calculated by dividing Sunrise share value by the Capitol share value. If the exchange is approved, each shareholder of Sunrise (other than Capitol) would receive in the exchange 0.607352 shares of Capitol common stock for each share of Sunrise common stock. The exchange ratio is fixed. Capitol share value is based on the average of the closing prices of the common stock of Capitol for the thirty-day period ended June 14, 2002 as reported by the Nasdaq National Market. Sunrise share value is based on $13.25 per Sunrise share.


         Each Sunrise shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Sunrise common stock calculated by multiplying the number of shares of Sunrise common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash. In addition, outstanding stock options of Sunrise will be exchanged for stock options of Capitol with the same vesting and expiration dates.

Q:       What do I need to do now?

A: After you have carefully read this document, indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now even if you expect to attend the shareholders' meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy right up to the day of the shareholders' meeting and will ensure that your shares are voted if you later find you cannot attend the shareholders' meeting.

Q:       What do I do if I want to change my vote?

A:       You may change your vote:

         - by sending a written notice to the Secretary of Sunrise prior to the shareholders' meeting stating that you would like to revoke your proxy;


         - by signing a later-dated proxy card and returning it by mail prior to the shareholders' meeting, no later than September 16, 2002; or


         -     by attending the shareholders' meeting and voting in person.

Q:       What vote is required to approve the exchange?

A: In order to complete the exchange, holders of a majority of the shares of Sunrise common stock (other than Capitol) must approve the Plan of Share Exchange. If you do not vote your Sunrise shares, the effect will be a vote against the Plan of Share Exchange.

Q:       Should I send in my Sunrise stock certificates at this time?

A: No. If the proposed share exchange is approved, Capitol or Capitol's stock transfer agent will send Sunrise's shareholders written instructions for exchanging their stock certificates.

Q:       When do you expect to complete the exchange?

A: As quickly as possible after approval by Sunrise's shareholders at the shareholders' meeting. It is anticipated the exchange will be completed by November 15, 2002.

Q:       Where can I find more information about Capitol?

A: This document incorporates important business and financial information about Capitol from documents filed with the SEC that have not been delivered with this document. Certain exhibits are not included in those documents; however, Capitol will provide you with copies of those exhibits, without charge, upon written or oral request to:

                       Capitol Bancorp Limited
                       200 Washington Square North, Fourth Floor
                       Lansing, Michigan 48933
                       Attention: General Counsel
                       Telephone Number: (517) 487-6555


     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SHAREHOLDERS' MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN SEPTEMBER 16, 2002.


     For more information on the matters incorporated by reference in this document, see "Where You Can Find More Information".

                         WHO CAN ANSWER YOUR QUESTIONS?

              If you have additional questions, you should contact:


                           Sunrise Capital Corporation
                           c/o Sunrise Bank of Arizona
                      4350 East Camelback Road, Suite 100A
                             Phoenix, Arizona 85018
                           Attention: William Hinz II

                                       or

                             Capitol Bancorp Limited
                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555
                          Attention: Lee W. Hendrickson


                   If you would like additional copies of this
                 proxy statement/prospectus you should contact:
         Capitol Bancorp Limited at the above address and phone number.

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY
STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED EXCHANGE FULLY AND THE CONSEQUENCES TO YOU, YOU SHOULD READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS REFERRED TO IN THIS DOCUMENT. SEE "WHERE YOU CAN FIND MORE INFORMATION".

     Capitol Bancorp Limited is a bank holding company with headquarters located at 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933. Capitol's telephone number is (517) 487-6555.

     Capitol is a uniquely structured affiliation of community banks. It currently has 29 wholly or majority-owned bank subsidiaries, including 3 bank subsidiaries which are wholly or majority-owned directly or indirectly by Sunrise. Each bank is viewed by management as being a separate business from the perspective of monitoring performance and allocation of financial resources. Capitol uses a unique strategy of bank ownership and development through a tiered structure. Capitol's strategy is the model which was used for the formation of Sunrise and its bank subsidiaries. Capitol and Sunrise are already closely related in several important ways.

     Sunrise Capital Corporation is a bank holding company with its headquarters at 225 Gold SW, Albuquerque, New Mexico 87102. Sunrise's telephone number is
(505) 243-3388.

     Sunrise is now and has been, since it commenced business, an affiliate and a controlled subsidiary of Capitol. Sunrise became a bank holding company in November 1999 when it acquired Sunrise Bank of Arizona (formed in 1998) through a one-for-one stock exchange transaction with that bank's shareholders. Sunrise subsequently expanded through the addition of two bank subsidiaries, Sunrise Bank of Albuquerque (formed in 2000 and 87% owned by Sunrise) and Sunrise Bank of San Diego (formed in 2001 and 64% owned by Sunrise). Most recently, Sunrise has announced expansion into Dallas and Houston, Texas and Atlanta, Georgia, through loan production offices and a private banking center in Scottsdale, Arizona, each of which recently opened and are associated with Sunrise Bank of Arizona. Up to July 31, 2002, Sunrise was a majority-owned subsidiary of Sun Community Bancorp Limited. Sun was previously a 50% owned subsidiary of Capitol Bancorp Ltd. Effective March 31, 2002, Sun became a wholly-owned subsidiary of Capitol as the result of a share exchange transaction and, effective July 31, 2002, Sun was merged into Capitol. As a result of the merger, Sunrise became a majority-owned subsidiary of Capitol, and Capitol directly owns 70.6% of the outstanding shares of Sunrise common stock (1,054,095 shares as of December 31, 2001). Sunrise's executive management and Board of Directors holds 2.31% of the outstanding shares of Sunrise common stock, or 7.86% of all shares not held by Capitol. Capitol's executive management and Board of Directors that are not executive management and directors of Sunrise hold less than 1% of the outstanding shares of Sunrise's common stock.

     Capitol's operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks. It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship. Subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

     Capitol and Sunrise have entered into a Plan of Share Exchange which, if approved by Sunrise's shareholders, would result in the exchange of Sunrise's common stock (excluding shares held by Capitol) for shares of Capitol's common stock.

REASONS FOR THE EXCHANGE (PAGE 33)

     It is believed that the exchange will provide Sunrise's shareholders with greater liquidity and flexibility because Capitol's common stock is publicly traded. The exchange will also provide Sunrise's shareholders with greater diversification, since Capitol is active in more than one geographic area and across a broader customer base. Capitol has been paying quarterly cash dividends to its common shareholders (although there is no assurance such dividends will continue in the future). Sunrise has never paid a cash dividend. In 2001 and through June 30, 2002, Capitol has been paying quarterly cash dividends of $0.10 per share ($0.09 per share in 2000 and 1999). Future payment of cash dividends by Capitol, if any, is dependent upon many variables and is subject to approval by Capitol's Board of Directors.

THE ANNUAL SHAREHOLDERS' MEETING (PAGE 42)


     The meeting of Sunrise shareholders will be held on September 30, 2002 at 9:00 a.m., local time, at Capitol Bancorp Limited at 2777 East Camelback Road, Suite 375, Phoenix, Arizona, 85016. At the shareholders' meeting, you will elect Sunrise's Board of Directors and be asked to approve the Plan of Share Exchange.


RECOMMENDATION TO SHAREHOLDERS (PAGE 33)

     The Sunrise board believes that the exchange is fair to you and in the best interests of both you and Sunrise and recommends that you vote FOR approval of the share exchange.

VOTES REQUIRED (PAGE 42)

     Approval of the Plan of Share Exchange requires the favorable vote of a majority of the outstanding shares of Sunrise common stock excluding the shares held by Capitol. This is more than the vote required by law, but Sunrise's board has set the vote requirement to be sure the exchange is what you, the shareholders of Sunrise, want. Capitol holds 70.6% of the outstanding shares of Sunrise common stock. Sunrise's Board of Directors holds 2.31% of the outstanding shares of Sunrise common stock, or 7.86% of all shares not held by Capitol. The majority of the Board of Directors have agreed to vote their shares FOR approval of the Plan of Share Exchange.

RECORD DATE; VOTING POWER (PAGE 42)


     Sunrise shareholders may vote at the shareholders' meeting if they owned shares of common stock at the close of business on August 15, 2002. At the close of business on June 30, 2002, 438,828 shares of Sunrise common stock were outstanding (excluding shares held by Capitol). For each share of Sunrise common stock that you owned as of the close of business on that date, you will have one vote in the vote of common shareholders at the shareholders' meeting on the proposal to approve the Plan of Share Exchange.


WHAT SHAREHOLDERS WILL RECEIVE IN THE EXCHANGE (PAGE 33)


     In the exchange, each outstanding share of Sunrise common stock will be automatically converted into the right to receive Capitol common stock, according to an "exchange ratio". If the exchange is approved, each shareholder of Sunrise would receive in the exchange 0.607352 shares of Capitol common stock for each share of Sunrise common stock. This is based on the Capitol Share Value of $21.816 per share and a fixed value of $13.25 per Sunrise share. The exchange ratio is determined by dividing the Sunrise Share Value by the Capitol Share Value, where:

          SUNRISE SHARE VALUE. The share value of each share of Sunrise common stock shall be $13.25 per share.


          CAPITOL SHARE VALUE. The share value of each share of Capitol common stock shall be $21.816, the average of the closing prices of Capitol's common stock for the thirty-day period ended June 14, 2002, as reported by the Nasdaq National Market.

     Each Sunrise shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Sunrise common stock calculated by multiplying the number of shares of Sunrise common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

ACCOUNTING TREATMENT (PAGE 34)

     Capitol's acquisition of the minority interest of Sunrise will be accounted for under the purchase method of accounting. After the exchange, 100% of Sunrise's results from operations will be included in Capitol's income statement, as opposed to 70.6% as is currently reported.

TAX CONSEQUENCES OF THE EXCHANGE TO SUNRISE SHAREHOLDERS (PAGE 34)

     Capitol's tax counsel has rendered its opinion that Sunrise shareholders will not recognize any gain or loss for federal income tax purposes on the exchange of their Sunrise shares for shares of Capitol's common stock, except for any gain or loss recognized in connection with the receipt of cash instead of a fractional share of Capitol's common stock. Tax counsel's opinion is attached as Annex C to this proxy statement/prospectus. Tax counsel's opinion is subject to certain assumptions which may limit its application in particular instances.

     Tax matters are very complicated, and the tax consequences of the exchange to each Sunrise shareholder will depend on the facts of that shareholder's situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the exchange to you.

DISSENTERS' RIGHTS (PAGE 36)

     Under New Mexico law, shareholders of Sunrise are entitled to dissent from and obtain fair value for their shares in connection with the Plan of Share Exchange.

OPINION OF FINANCIAL ADVISOR (PAGE 38)

     Sunrise retained JMP Financial, Inc. as its financial advisor and agent in connection with the exchange to render a financial fairness opinion to the Sunrise shareholders.

     In deciding to approve the exchange, Sunrise's board of directors considered this opinion, which stated that as of its date and subject to the considerations described in it, the consideration to be received in the exchange by holders of Sunrise common stock is fair from a financial point of view. Sunrise's Board of Directors adopted the fairness opinion as its own when forming its recommendation that Sunrise's shareholders vote for the exchange. The opinion is attached as Annex B to this proxy statement/prospectus.

THE PLAN OF SHARE EXCHANGE (PAGE 32)

     The Plan of Share Exchange is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Plan of Share Exchange because it is the legal document that governs the exchange.

     As of the date of this proxy statement/prospectus, the following conditions to consummation of the proposed exchange remain:

     * approval by a majority of Sunrise's common stock (excluding shares held by Capitol); and
     * the SEC shall have declared effective the registration statement registering the issuance of the shares of Capitol common stock in the exchange.

TERMINATION OF THE EXCHANGE

     Sunrise and Capitol can jointly agree to terminate the plan of exchange at any time without completing the exchange.

     Sunrise can terminate the exchange if a majority of Sunrise's shareholders (other than Capitol) fail to approve the exchange at Sunrise's shareholders' meeting or any adjournment or postponement thereof; or a governmental authority prohibits the exchange.

YOUR RIGHTS AS A SHAREHOLDER WILL CHANGE (PAGE 44)

     Your rights as a Sunrise shareholder are currently determined by New Mexico law relating to business corporations and by Sunrise's articles of incorporation and by-laws. Rights as a Capitol shareholder are determined by Michigan law relating to business corporations and by Capitol's articles of incorporation and by-laws. See "Comparison of Shareholders Rights".

                 SELECTED CONSOLIDATED FINANCIAL DATA OF CAPITOL

     The consolidated financial data below summarizes historical consolidated financial information for the periods indicated and should be read in conjunction with the financial statements and other information included in Capitol's Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated herein by reference. The consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, Capitol's Quarterly Report on Form 10-Q for the period ended June 30, 2002, which is incorporated herein by reference. See "Where You Can Find More Information". The interim results include all adjustments of a normal recurring nature that are, in the opinion of management, considered necessary for a fair presentation. Interim results for the six months ended June 30, 2002 are not necessarily indicative of results which may be expected in future periods, including the year ending December 31, 2002. BECAUSE OF THE NUMBER OF BANKS ADDED THROUGHOUT THE PERIOD OF CAPITOL'S EXISTENCE, AND BECAUSE OF THE DIFFERING OWNERSHIP PERCENTAGE OF BANKS INCLUDED IN THE CONSOLIDATED AMOUNTS, HISTORICAL OPERATING RESULTS ARE OF LIMITED RELEVANCE IN EVALUATING FINANCIAL PERFORMANCE AND PREDICTING CAPITOL'S FUTURE OPERATING RESULTS.

     Capitol's consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999 are incorporated herein by reference. The selected financial data provided below as of and for the six months ended June 30, 2002 and 2001 have been derived from Capitol's consolidated financial statements which are incorporated herein by reference. Results of operations data and selected balance sheet data as of and for the years ended December 31, 1999, 1998 and 1997 were derived from consolidated financial statements which are not incorporated in this proxy statement/prospectus.

     Under current accounting rules, entities which are more than 50% owned by another are consolidated or combined for financial reporting purposes. This means that all of the assets and liabilities of subsidiaries (including Sunrise) are included in Capitol's consolidated balance sheet. Capitol's consolidated net income, however, only includes its subsidiaries' (including Sunrise) net income or net loss to the extent of its ownership percentage. This means that when a newly formed bank incurs early start-up losses, Capitol will only reflect that loss based on its ownership percentage. Conversely, when banks generate income, Capitol will only reflect that income based on its ownership percentage.

                                                                            CAPITOL BANCORP LIMITED
                                             -------------------------------------------------------------------------------------
                                                AS OF AND FOR THE
                                                SIX MONTHS ENDED                              AS OF AND FOR THE
                                                     JUNE 30                               YEARS ENDED DECEMBER 31
                                             ----------------------    -----------------------------------------------------------
                                               2002         2001          2001         2000         1999        1998        1997
                                             ---------    ---------    ---------    ---------    ---------   ---------   ---------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED RESULTS OF OPERATIONS DATA:
  Interest income                            $  75,816    $  76,708    $ 153,797    $ 132,311    $  93,602   $  69,668   $  49,549
  Interest expense                              28,572       38,544       73,292       65,912       46,237      36,670      24,852
  Net interest income                           47,244       38,164       80,505       66,399       47,365      32,998      24,697
  Provision for loan losses                      4,774        3,321        8,167        7,216        4,710       3,523       2,049
  Net interest income after provision
    for loan losses                             42,470       34,843       72,338       59,183       42,655      29,475      22,648
  Noninterest income                             6,222        4,612        9,585        6,137        4,714       3,558       2,157
  Noninterest expense                           37,833       31,489       64,136       52,846       40,257      26,325      16,721
  Income before income tax expense,
    minority interest and cumulative
    effect of change in accounting
    principle                                   10,859        7,966       17,787       12,474        7,112       6,708       8,084
  Income tax expense                             3,694        2,801        5,824        4,289        3,213       2,584       2,888
  Income before minority interest and
    cumulative effect of change in
    accounting principle                         7,165        5,165       11,963        8,185        3,899       4,124       5,196
  Minority interest in net losses (income)
    of consolidated subsidiaries                  (208)        (182)      (1,245)        (150)       1,707         504         361
  Income before cumulative effect
    of change in accounting
    principle                                    6,957        4,983       10,718        8,035        5,606       4,628       5,557
  Cumulative effect of change in
    accounting principle (1)                                                                          (197)
  Net income                                     6,957        4,983       10,718        8,035        5,409       4,628       5,557

                                                                         CAPITOL BANCORP LIMITED
                                    ---------------------------------------------------------------------------------------------
                                         AS OF AND FOR THE
                                         SIX MONTHS ENDED                               AS OF AND FOR THE
                                             JUNE 30                                  YEARS ENDED DECEMBER 31
                                    -------------------------   -----------------------------------------------------------------
                                       2002           2001         2001           2000          1999          1998        1997
                                    -----------   -----------   -----------   -----------   -----------   -----------   ---------
                                                             (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA:
  Net income per common share:
    Before cumulative effect of
      change in accounting
      principle:
        Basic                       $      0.75   $      0.64   $      1.38   $      1.14   $      0.87   $      0.74   $    0.91
        Diluted                            0.73          0.63          1.35          1.13          0.86          0.72        0.88
    After cumulative effect of
      change in accounting
      principle:
        Basic                              0.75          0.64          1.38          1.14          0.84          0.74        0.91
        Diluted                            0.73          0.63          1.35          1.13          0.83          0.72        0.88
  Cash dividends declared                  0.20          0.20          0.40          0.36          0.36          0.33        0.30
  Book value                              12.16          9.69         10.24          9.18          8.08          7.77        7.22
  Dividend payout ratio                   26.67%        31.25%        28.99%        31.58%        42.86%        43.63%      32.95%
  Weighted average number of
    common shares outstanding             9,301         7,742         7,784         7,065         6,455         6,284       6,130

SELECTED BALANCE SHEET DATA:
  Total assets                      $ 2,233,766   $ 1,881,967   $ 2,044,006   $ 1,630,076   $ 1,305,987   $ 1,024,444   $ 690,556
  Investment securities                  44,241        43,979        43,687        68,926       107,145        86,464      64,470
  Portfolio loans                     1,897,776     1,564,666     1,734,589     1,355,798     1,049,204       724,280     502,755
  Allowance for loan losses             (26,310)      (20,420)      (23,238)      (17,449)      (12,639)       (8,817)     (6,229)
  Deposits                            1,908,359     1,629,577     1,740,385     1,400,899     1,112,793       890,890     604,407
  Debt obligations                       88,248        71,288        89,911        58,150        47,400        23,600
  Minority interests in
    consolidated subsidiaries            40,377        66,238        70,673        62,575        54,593        27,576      11,020
  Trust preferred securities             51,551        24,345        48,621        24,327        24,291        24,255      24,126
  Stockholders' equity                  130,223        75,765        80,172        70,404        54,668        49,292      45,032

PERFORMANCE RATIOS: (2)
  Return on average equity                13.23%        13.64%        15.22%        13.78%        10.66%        10.19%      13.28%
  Return on average assets                 0.65%         0.57%         0.58%         0.55%         0.47%         0.55%       0.96%
  Net interest margin (fully
    taxable equivalent)                    4.74%         4.66%         4.60%         4.80%         4.44%         4.15%       4.54%
  Efficiency ratio (3)                    70.76%        73.61%        71.19%        72.85%        77.30%        70.63%      60.92%

ASSET QUALITY:
  Non-performing loans (4)          $    23,310   $    11,064   $    17,238   $     6,757   $     4,124   $     7,242   $   4,011
  Allowance for loan losses to
    non-performing loans                 112.87%       184.56%       134.81%       258.24%       306.47%       121.75%     155.30%
  Allowance for loan losses to
    portfolio loans                        1.39%         1.31%         1.34%         1.29%         1.20%         1.22%       1.24%
  Non-performing loans to total
    portfolio loans                        1.23%         0.71%         0.99%         0.50%         0.39%         1.00%       0.80%
  Net loan losses to average
    portfolio loans                        0.19%         0.05%         0.15%         0.20%         0.10%         0.15%       0.09%

CAPITAL RATIOS:
  Average equity to average assets         4.92%         4.16%         3.78%         4.26%         4.46%         5.36%       7.22%
  Tier 1 risk-based capital ratio         10.73%         9.99%        10.54%        11.10%        10.78%        13.42%      14.26%
  Total risk-based capital ratio          11.98%        11.24%        11.85%        12.35%        11.62%        14.60%      16.61%
  Leverage ratio                           5.83%         4.03%         3.92%         4.32%         4.35%         4.88%       6.65%

----------
(1) Accounting change relates to new accounting standard which required write-off of previously capitalized start-up costs as of January 1, 1999.
(2)  These ratios are annualized for the periods indicated.
(3) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(4) Nonperforming loans consist of loans on nonaccrual status and loans more than 90 days delinquent.

                       SUPPLEMENTAL FINANCIAL INFORMATION

     Statement No. 142, "Goodwill and Other Intangible Assets" is effective for fiscal years beginning January 1, 2002. Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of Statement No. 142. Capitol's previous business combinations (generally, acquisitions of minority interests) have been accounted for using the purchase method. As of June 30, 2002, the net carrying amount of reporting-unit goodwill approximated $12.8 million and other intangible assets approximated $2.6 million. Upon implementation, this new standard has not had a material effect on Capitol's consolidated financial statements, other than the elimination of goodwill amortization.

     Statement No. 142 requires that intangible assets not subject to amortization, such as Capitol's reporting-unit goodwill, be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Such potential impairment is measured by comparing the fair value of a reporting unit with its carrying amount within the consolidated group.

     When goodwill is reviewed for potential impairment, impairment losses must be charged against earnings if and when determined. Substantially all of Capitol's recorded reporting-unit goodwill relates to acquisitions of minority interests in consolidated subsidiaries. Such acquisitions have been made at modest premiums in relation to the underlying fair value of net assets when acquired. Based on management's review of recorded reporting-unit goodwill at the transition date for Statement No. 142, January 1, 2002, no impairment losses were identified as of that date.

     Paragraph 61 of Statement No. 142 requires supplemental disclosure of historical information, as adjusted to exclude amortization of goodwill no longer being amortized, which is summarized below (in $1,000s except per share amounts):

                                       Six Months Ended
                                           June 30                Year Ended December 31
                                    ----------------------  ----------------------------------
                                       2002        2001        2001        2000        1999
                                    ----------  ----------  ----------  ----------  ----------
Net income, as reported             $    6,957  $    4,983  $   10,718  $    8,035  $    5,409
Add back -- goodwill
  amortization                              --         386         979         561         318
                                    ----------  ----------  ----------  ----------  ----------

Net income, as adjusted             $    6,957  $    5,369  $   11,697  $    8,596  $    5,727
                                    ==========  ==========  ==========  ==========  ==========

Net income per share, as reported:
        Basic                       $     0.75  $     0.64  $     1.38  $     1.14  $     0.84
                                    ==========  ==========  ==========  ==========  ==========
        Diluted                     $     0.73  $     0.63  $     1.35  $     1.13  $     0.83
                                    ==========  ==========  ==========  ==========  ==========
Add back -- goodwill
  amortization per share:
        Basic                               --  $     0.05  $     0.12  $     0.08  $     0.05
                                                ==========  ==========  ==========  ==========
        Diluted                             --  $     0.05  $     0.12  $     0.08  $     0.05
                                                ==========  ==========  ==========  ==========
Net income per share,
  as adjusted:
        Basic                       $     0.75  $     0.69  $     1.50  $     1.22  $     0.89
                                    ==========  ==========  ==========  ==========  ==========
        Diluted                     $     0.73  $     0.68  $     1.47  $     1.21  $     0.88
                                    ==========  ==========  ==========  ==========  ==========

                 SELECTED CONSOLIDATED FINANCIAL DATA OF SUNRISE

     The consolidated financial data below summarizes historical consolidated financial information for the periods indicated and should be read in conjunction with the financial statements for the year ended December 31, 2001, which appear elsewhere in this proxy statement/prospectus. The consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, Condensed Consolidated Interim Financial Statements, which appear elsewhere in this proxy statement/prospectus. The interim results include all adjustments of a normal recurring nature that are, in the opinion of management, considered necessary for a fair presentation. Interim results for the six months ended June 30, 2002 are not necessarily indicative of results which may be expected in future periods, including the year ending December 31, 2002. BECAUSE OF THE NUMBER OF BANKS ADDED THROUGHOUT THE PERIOD OF SUNRISE'S EXISTENCE, AND BECAUSE OF THE DIFFERING OWNERSHIP PERCENTAGE OF BANKS INCLUDED IN THE CONSOLIDATED AMOUNTS, HISTORICAL OPERATING RESULTS ARE OF LIMITED RELEVANCE IN EVALUATING FINANCIAL PERFORMANCE AND PREDICTING SUNRISE'S FUTURE OPERATING RESULTS.

     Sunrise's consolidated balance sheets as of December 31, 2001 and 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999 appear elsewhere in this proxy statement/prospectus. The selected financial data provided below as of and for the six months ended June 30, 2002 and 2001 have been derived from Sunrise's consolidated financial statements which appear elsewhere in this proxy statement/prospectus. Results of operations data and selected balance sheet data as of and for the year ended December 31, 1998 were derived from consolidated financial statements which are not presented in this proxy statement/prospectus.

     Under current accounting rules, entities which are more than 50% owned by another are consolidated or combined for financial reporting purposes. This means that all of the assets and liabilities are included in Sunrise's consolidated balance sheet. Sunrise's consolidated net income, however, only includes its subsidiaries' net income or net loss to the extent of its ownership percentage. This means that when a newly formed bank incurs early start-up losses, Sunrise will only reflect that loss based on its ownership percentage. Conversely, when banks generate income, Sunrise will only reflect that income based on its ownership percentage.

                                                                   SUNRISE CAPITAL CORPORATION
                                                ---------------------------------------------------------------
                                                AS OF AND FOR THE
                                                SIX MONTHS ENDED                  AS OF AND FOR THE
                                                     JUNE 30                   YEARS ENDED DECEMBER 31
                                                ----------------        ---------------------------------------
                                                2002        2001        2001         2000        1999      1998
                                                ----        ----        ----         ----        ----      ----
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED RESULTS OF OPERATIONS DATA:
  Interest income                             $ 5,889     $ 5,804     $ 11,846     $ 6,287     $ 1,543     $ 14
  Interest expense                              1,813       2,632        5,146       2,673         478       --
  Net interest income                           4,077       3,171        6,700       3,614       1,066       14
  Provision for loan losses                       198         520          755         874         232       18
  Net interest income after provision
    for loan losses                             3,879       2,651        5,946       2,740         834       (4)
  Noninterest income                              186          46          129         142          14       --
  Noninterest expense                           3,628       3,558        6,479       3,286       1,540       36
  Income (loss) before income tax
    expense, minority interest and
    cumulative effect of change in
    accounting principle                          437        (860)        (405)       (404)       (692)     (40)
  Income tax expense (benefit)                    134        (201)         (28)       (109)       (235)     (14)
  Income (loss) before minority interest
    and cumulative effect of change in
    accounting principle                          303        (659)        (377)       (295)       (457)     (26)
  Minority interest in net losses (income)
    of consolidated subsidiaries                  (58)        261          289          52
  Income (loss) before cumulative effect
    of change in accounting principle             245        (398)         (88)       (243)       (457)     (26)
  Cumulative effect of change in
    accounting principle (1)                                                                      (176)
  Net income (loss)                               245        (398)         (88)       (243)       (634)     (26)

                                                                         SUNRISE CAPITAL CORPORATION
                                         ------------------------------------------------------------------------------------------
                                              AS OF AND FOR THE
                                              SIX MONTHS ENDED                               AS OF AND FOR THE
                                                   JUNE 30                                YEARS ENDED DECEMBER 31
                                         --------------------------     -----------------------------------------------------------
                                            2002            2001            2001            2000            1999            1998
                                         -----------    -----------     -----------     -----------     -----------     -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA:
  Net income (loss) per common share:
    Before cumulative effect of
      change in accounting principle(1):
        Basic                            $      0.16    $     (0.40)    $     (0.06)    $     (0.23)    $     (0.91)    $     (0.04)
        Diluted                                 0.16          (0.40)          (0.06)          (0.23)          (0.91)          (0.04)
    After cumulative effect of
      change in accounting principle(1):
        Basic                                   0.16          (0.40)          (0.06)          (0.23)          (0.66)          (0.04)
        Diluted                                 0.16          (0.40)          (0.06)          (0.23)          (0.66)          (0.04)
  Cash dividends paid                             --             --              --              --              --              --
  Book value--historical                        8.66           8.29            8.49            7.22            7.24            5.98
  Pro forma equivalent book value
    per Capitol share (2)                       7.66            N/A            6.65             N/A             N/A             N/A
  Weighted average number of
    common shares outstanding                  1,493            996           1,458           1,051             698             600

SELECTED BALANCE SHEET DATA:
  Total assets                           $   154,160    $   131,458     $   137,232     $    84,908     $    30,615     $     5,569
  Investment securities                          469            132             152             151              --              --
  Portfolio loans                            131,884        105,053         116,701          75,833          24,952           1,745
  Allowance for loan losses                    1,782          1,408           1,587             888             250              18
  Deposits                                   136,054        114,090         119,299          74,475          23,287           1,283
  Debt obligations                             1,407          1,407           1,407           1,855              --              --
  Minority interests in consolidated
    subsidiaries                               3,161          3,141           3,103             491              --              --
  Stockholders' equity                        12,927         12,371          12,682           7,768           7,223           4,174

PERFORMANCE RATIOS: (3)
  Return on average equity                      3.83%           N/A             N/A             N/A             N/A             N/A
  Return on average assets                      0.34%           N/A             N/A             N/A             N/A             N/A
  Net interest margin (fully taxable
    equivalent)                                 5.81%          6.19%           6.34%           6.69%           6.30%            N/A
  Efficiency ratio (4)                         85.10%        110.60%          94.87%          87.49%         142.59%         257.14%

ASSET QUALITY:
  Non-performing loans (5)               $     1,739    $       117     $     1,943     $       144              --              --
  Allowance for loan losses to
    non-performing loans                      102.47%      1,203.42%          81.68%         616.67%            N/A             N/A
  Allowance for loan losses to
    portfolio loans                             1.35%          1.34%           1.36%           1.17%           1.00%           1.03%
  Non-performing loans to total
    portfolio loans                             1.32%          0.11%           1.66%           0.19%           0.00%           0.00%
  Net loan losses to average
    portfolio loans                             0.00%          0.00%           0.06%           0.47%           0.00%           0.00%

CAPITAL RATIOS:
  Average equity to average assets              8.79%          9.31%           9.21%          12.98%          31.50%          74.96%
  Tier 1 risk-based capital ratio              12.20%         15.80%          13.48%          11.22%          21.66%         152.29%
  Total risk-based capital ratio               13.45%         14.55%          14.73%          12.42%          22.41%         153.00%
  Leverage ratio                                8.39%          9.41%           9.24%           9.15%          23.59%          74.96%


----------
N/A - Not applicable
(1) Accounting change relates to a new accounting standard which required write-off of previously capitalized start-up costs as of January 1, 1999.


(2) Based on the estimated exchange ratio of 0.607352 shares of Capitol for each share of Sunrise. Includes the pro forma effect of pending share exchange regarding Indiana Community Bancorp Limited (see "Unaudited Pro Forma Consolidated Financial Data").


(3)  These ratios are annualized for the periods indicated.
(4) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(5) Non-performing loans consist of loans on nonaccrual status and loans more than 90 days delinquent.

                                  RISK FACTORS

     THE SHARES OF COMMON STOCK THAT ARE BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     INVESTING IN CAPITOL'S COMMON STOCK WILL PROVIDE YOU WITH AN EQUITY OWNERSHIP INTEREST IN CAPITOL. AS A CAPITOL SHAREHOLDER, YOUR INVESTMENT MAY BE IMPACTED BY RISKS INHERENT IN ITS BUSINESS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO VOTE TO EXCHANGE SUNRISE'S COMMON STOCK FOR CAPITOL'S COMMON STOCK.

     THIS PROXY STATEMENT/PROSPECTUS ALSO CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO CAPITOL'S FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "SEEKS," "PRO FORMA," "ANTICIPATES," AND SIMILAR EXPRESSIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

NEWLY FORMED BANKS ARE LIKELY TO INCUR SIGNIFICANT OPERATING LOSSES THAT COULD NEGATIVELY AFFECT THE AVAILABILITY OF EARNINGS TO SUPPORT FUTURE GROWTH.

     Several of Capitol's (including Sunrise's) bank subsidiaries are less than three years old and Capitol's oldest bank is about twenty years old. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Newly formed banks may never become profitable. Current accounting rules require immediate write-off, rather than capitalization and amortization, of start-up costs and, as a result, future newly formed banks are expected to report larger early period operating losses. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth.

IF CAPITOL IS UNABLE TO MANAGE ITS GROWTH, ITS ABILITY TO PROVIDE QUALITY SERVICES TO CUSTOMERS COULD BE IMPAIRED AND CAUSE ITS CUSTOMER AND EMPLOYEE RELATIONS TO SUFFER.

     Capitol and Sunrise have rapidly and significantly expanded their operations and anticipate that further expansion will be required to realize their growth strategies. Capitol's (and Sunrise's) rapid growth has placed significant demands on its management and other resources which, given its expected future growth rate, are likely to continue. Capitol's future growth and revenue will be negatively impacted if it is unable to provide quality service to its customers, or to manage future growth; Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and expand existing systems and/or implement new systems for:

     -    transaction processing;

     -    operational and financial management; and

     -    training, integrating and managing Capitol's growing employee base.

FAVORABLE ENVIRONMENT FOR FORMATION OF NEW BANKS COULD CHANGE ADVERSELY, WHICH COULD SEVERELY LIMIT CAPITOL'S EXPANSION OPPORTUNITIES.

     Capitol's growth strategy includes the addition of new banks. Thus far, Capitol has experienced favorable business conditions for the formation of its small, community and customer-focused banks. Those favorable conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities. To the extent Capitol is unable to effectively attract personnel and deploy its capital in new or existing banks, this could adversely affect future asset growth, earnings and the value of Capitol's common stock.

CAPITOL'S (AND SUNRISE'S) SMALL SIZE MAY MAKE IT DIFFICULT TO COMPETE WITH LARGER INSTITUTIONS BECAUSE CAPITOL (AND SUNRISE) ARE NOT ABLE TO COMPETE WITH LARGE BANKS IN THE OFFERING OF SIGNIFICANTLY LARGER LOANS.

     Capitol endeavors to capitalize some of its newly formed banks with the lowest dollar amount permitted by regulatory agencies. As a result, the legal lending limits of Capitol's (and Sunrise's) banks severely constrain the size of loans that those banks can make. In addition, many of the banks' competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

     Capitol's (and Sunrise's) banks are intended to be small in size. They each generally operate from single locations. They are very small relative to the dynamic markets in which they operate. Each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol's banks. While it is the intention of Capitol's banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers and depositors in those large markets that are dominated by substantially larger regulated and unregulated financial institutions.

IF CAPITOL CANNOT RECRUIT ADDITIONAL HIGHLY QUALIFIED PERSONNEL, CAPITOL'S CUSTOMER SERVICE COULD SUFFER, CAUSING ITS CUSTOMER BASE TO DECLINE.

     Capitol's strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, Capitol's business could suffer significantly.

CAPITOL AND ITS BANKS OPERATE IN AN ENVIRONMENT HIGHLY REGULATED BY STATE AND FEDERAL GOVERNMENT; CHANGES IN FEDERAL AND STATE BANKING LAWS AND REGULATIONS COULD HAVE A NEGATIVE IMPACT ON CAPITOL'S BUSINESS.

     As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board. Sunrise is also a bank holding company and regulated primarily by the Federal Reserve Board. Capitol's and Sunrise's current bank affiliates are regulated primarily by the state banking regulators and the FDIC.

     Federal and the various state laws and regulations govern numerous aspects of the banks' operations, including:

     -    adequate capital and financial condition;

     -    permissible types and amounts of extensions of credit and investments;

     -    permissible nonbanking activities; and

     -    restrictions on dividend payments.

     Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Capitol and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict its operations. Those actions would result from the regulators' judgments based on information available to them at the time of their examination.

     The banks' operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time, and any such change could adversely affect Capitol.

REGULATORY ACTION COULD SEVERELY LIMIT FUTURE EXPANSION PLANS.

     To carry out some of its expansion plans, Capitol is required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.

     While Capitol's recent experience with the regulatory application process has been favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict the expansion plans of Capitol, its current bank subsidiaries and future new start-up banks, which could limit its ability to increase revenue.

THE BANKS' ALLOWANCES FOR LOAN LOSSES MAY PROVE INADEQUATE TO ABSORB ACTUAL LOAN LOSSES, WHICH MAY ADVERSELY IMPACT NET INCOME OR INCREASE OPERATING LOSSES.

     Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb any inherent losses in the loan portfolios of its banks at the balance sheet date. Management's estimates are used to determine the allowance and are based on historical loan loss experience, specific problem loans, value of underlying collateral and other relevant factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond Capitol's control, actual future loan losses could increase significantly. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

     Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at many of Capitol's (and Sunrise's) banks. Because many of Capitol's (and Sunrise's) banks are young, they do not have seasoned loan portfolios, and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact net income or increase operating losses.

     Widespread media reports of concerns about the health of the domestic economy have continued throughout 2001 and the first half of 2002. While local economic conditions appear to indicate a weakening environment, Capitol's loan losses in the interim 2002 period have increased in comparison to the level with the prior year's period and nonperforming loans have increased. It is anticipated that levels of nonperforming loans and related loan losses may increase as economic conditions, locally and nationally, evolve.

     In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require Capitol or its banks to increase their allowance for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies would have a negative impact on Capitol's operating results.

CAPITOL'S COMMERCIAL LOAN CONCENTRATION TO SMALL BUSINESSES INCREASES THE RISK OF DEFAULTS BY BORROWERS AND SUBSTANTIAL CREDIT LOSSES COULD RESULT, CAUSING SHAREHOLDERS TO LOSE THEIR INVESTMENT IN CAPITOL'S COMMON STOCK.

     Capitol's (as well as Sunrise's) banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol's (as well as Sunrise's) strategy emphasizes lending to small businesses and other commercial enterprises. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower's ability to repay a loan. Substantial credit losses could result, causing shareholders to lose their entire investment in Capitol's common stock.

THE OPEN MARKET COMMITTEE OF THE FEDERAL RESERVE BOARD (FRBOMC) HAS TAKEN UNPRECEDENTED ACTIONS TO SIGNIFICANTLY REDUCE INTEREST RATES AND DECREASES IN INTEREST RATES MAY ADVERSELY AFFECT CAPITOL'S NET INTEREST INCOME.

     CHANGES IN NET INTEREST INCOME. Capitol's profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Capitol's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

     In 2001, the FRBOMC decreased interbank interest rates 11 times, which was an unprecedented action to reduce rates 475 basis points within a year. Interest rates have remained relatively stable in the first half of 2002, however, future stability and FRBOMC policy are uncertain.

     CHANGES IN THE YIELD CURVE. Changes in the difference between short-term and long-term interest rates, commonly known as the yield curve, may also harm Capitol's business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

EXISTING SUBSIDIARIES OF CAPITOL MAY NEED ADDITIONAL FUNDS TO AID IN THEIR GROWTH OR TO MEET OTHER ANTICIPATED NEEDS WHICH COULD REDUCE CAPITOL'S FUNDS AVAILABLE FOR NEW BANK DEVELOPMENT OR OTHER CORPORATE PURPOSES.

     Capitol's (and Sunrise's) affiliated banks are generally capitalized at the minimum amount permitted by regulatory agencies. Future growth of existing banks may require additional capital infusions or other investment by Capitol to maintain compliance with regulatory capital requirements or to meet growth opportunities. Such capital infusions could reduce funds available for development of new banks, or other corporate purposes.

CAPITOL HAS DEBT SECURITIES OUTSTANDING WHICH MAY PROHIBIT FUTURE CASH DIVIDENDS ON CAPITOL'S COMMON STOCK OR OTHERWISE ADVERSELY AFFECT REGULATORY CAPITAL COMPLIANCE.

     As of June 30, 2002, Capitol had notes payable to an unaffiliated bank outstanding in the amount of approximately $15.9 million. Under this credit facility, borrowings of up to $20 million are permitted, subject to certain conditions. Capitol is reliant upon its bank subsidiaries' earnings and dividends to service this debt obligation which may be inadequate to service the obligations. In the event of violation of the covenants relating to the credit facility, or due to failure to make timely payments of interest and debt principal, the lender may terminate the credit facility. In addition, upon such occurrences, dividends on Capitol's common stock may be prohibited or Capitol may be otherwise unable to make future dividends payments or obtain replacement credit facilities.

     Capitol also has several series of trust-preferred securities outstanding, totaling about $52 million at June 30, 2002, which are treated as capital for regulatory ratio compliance purposes. Although these securities are viewed as capital for regulatory purposes, they are debt securities which have numerous covenants and other provisions which, in the event of noncompliance, could have an adverse effect on Capitol. For example, these securities permit Capitol to defer the periodic payment of interest for various periods, however, if such payments are deferred, Capitol is prohibited from paying cash dividends on its common stock during deferral periods and until deferred interest is paid. Future payment of interest is dependent upon Capitol's bank subsidiaries' earnings and dividends which may be inadequate to service the obligations. Continued classification of these securities as elements of capital for regulatory purposes is subject to future changes in regulatory rules and regulations and the actions of regulatory agencies, all of which is beyond the control or influence of Capitol.

           COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT
                              PER SHARE INFORMATION

     The following table, which should be read in conjunction with the unaudited pro forma condensed consolidated balance sheet, pro forma condensed statements of operations and related notes to the pro forma financial statements, which appear elsewhere herein, summarizes per share information:


                                         As of and for the    As of and for the
                                         Six Months Ended        Year Ended
                                           June 30, 2002     December 31, 2001
                                           -------------     -----------------
Capitol common stock:
   Net income per share:
       Basic:
          Historical                          $ 0.75              $ 1.38
          Pro forma consolidated(1)             0.73                1.33
       Diluted:
          Historical                            0.73                1.35
          Pro forma consolidated(1)             0.71                1.30
   Cash dividends per share:
       Historical                               0.20                0.40
       Pro forma consolidated(2)                0.20                0.40
   Book value per share at period end:
       Historical                              12.16               10.24
       Pro forma consolidated(3)              $12.61              $10.95

Sunrise common stock:
   Net income (loss) per share:
       Basic:
          Historical                          $ 0.16              $(0.06)
          Pro forma equivalent(4)               0.44                0.81
       Diluted:
          Historical                            0.16               (0.06)
          Pro forma equivalent(4)               0.43                0.79
   Cash dividends per share:
       Historical                                 --                  --
       Pro forma equivalent(4)                  0.12                0.24
   Book value per share at period end:
       Historical                               8.66                8.49
       Pro forma equivalent(4)                $ 7.66              $ 6.65



1--Assumes completion of proposed Sunrise exchange. Excludes the pro forma effect of pending exchange regarding Indiana Community Bancorp Limited (see "Unaudited Pro Forma Consolidated Financial Data").

2--The Capitol pro forma consolidated dividends per share represent historical dividends per share.

3--Assumes completion of pending exchange regarding Indiana Community Bancorp
   Limited and proposed Sunrise exchange (see "Unaudited Pro Forma Consolidated Financial Data").


4--The Sunrise pro forma equivalent per share amounts are calculated by multiplying Capitol pro forma consolidated per share amounts by the estimated exchange ratio of 0.607352.

                               RECENT DEVELOPMENTS

     Capitol and Sunrise have had similar strategies for the development and formation of bank start-ups. Capitol has, since the formation of its first bank (circa 1982), expanded to a total of 13 banks in the states of Michigan and Indiana. Of the 13 banks, Capitol or its management were involved in the start-up of 12; one became an affiliate through a purchase transaction.

     Capitol's expansion into the Southwestern region of the United States was made initially through its involvement in the formation of Bank of Tucson in 1996. Bank of Tucson subsequently became a subsidiary of Sun Community Bancorp through a share exchange transaction and, as a result, Sun then became a subsidiary of Capitol. In periods after 1997, Sun embarked on the development of a total of 14 banks in the states of Arizona, California, Nevada and New Mexico. Sun became a wholly-owned subsidiary of Capitol effective March 31, 2002.

     During the past five years, Capitol and Sun (and Sunrise, as applicable) have started new banks using a similar strategy. Because Sunrise was formed by Sun and Capitol, and Capitol and Sunrise share management and common systems, Sunrise's start-up banks are designed and formed using Capitol's strategy and design for start-up banks. These start-up banks are, by design, intended to be relatively small institutions which are locally managed, but share the efficiencies of common data processing, accounting and risk management.

     First California Northern Bancorp, a majority-owned subsidiary of Capitol, opened its first bank affiliate, Napa Community Bank, in early 2002.

     Nevada Community Bancorp Limited, a majority-owned subsidiary of Capitol, opened its fourth bank affiliate, Bank of Las Vegas, in early 2002.

     In early 2002, Capitol announced plans to explore bank development opportunities on a national basis. Also, in early 2002, Sunrise Bank of Arizona (Sunrise's wholly-owned subsidiary) announced opening of two loan production offices in Texas (Dallas and Houston), a loan production office in Atlanta, Georgia, and a private banking center in Scottsdale, Arizona.

     As of July 31, 2002, Capitol had a private-placement/exempt-offering share exchange proposal pending with the minority shareholders of Indiana Community Bancorp (a majority-owned subsidiary of Capitol). Such share exchange proposal, if completed, would result in Capitol issuing approximately 180,993 shares of previously unissued Capitol common stock.

     On June 1, 2002, Capitol paid its second 2002 quarterly dividend of $0.10 per share to shareholders of record as of May 1, 2002.


     On August 1, 2002, Capitol announced a 20% increase in its quarterly cash dividend to $0.12 per share.

                                 CAPITALIZATION

     The table presented below shows Capitol's actual total capitalization as of June 30, 2002, as adjusted to reflect the exchange of Capitol's common stock for Sunrise's common stock as described in this proxy statement/prospectus.


                                                                                 AS OF JUNE 30, 2002
                                                         ------------------------------------------------------------------
                                                                    (dollars in thousands, except per share data)

                                                                                                            AS ADJUSTED FOR
                                                                                                             PENDING ICBL
                                                                        AS ADJUSTED FOR   AS ADJUSTED FOR   EXCHANGE(4) AND
                                                                          THE PENDING       THE SUNRISE         SUNRISE
                                                           ACTUAL       ICBL EXCHANGE(4)    EXCHANGE(5)       EXCHANGE(5)
                                                           ------       ----------------    -----------       -----------
DEBT OBLIGATIONS                                         $  88,248         $  88,248         $  88,248         $  88,248
                                                         =========         =========         =========         =========

TRUST-PREFERRED SECURITIES                                  51,551            51,551            51,551            51,551

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES             40,377            37,779            36,577            33,979

STOCKHOLDERS' EQUITY(1):
  Common stock, no par value; 25,000,000 shares
   authorized; issued, and outstanding:
    Actual - 10,705,378 shares                             112,648
    As adjusted for the pending ICBL exchange -
      10,886,371 shares(4)                                                   116,474
    As adjusted for the Sunrise exchange -
      10,971,901 shares(5)                                                                     119,298
    As adjusted for pending ICBL exchange and
      Sunrise exchange - 11,152,894 shares(4)(5)                                                                 123,124
  Retained earnings                                         19,273            19,273            19,273            19,273
  Market value adjustment for available-for-sale
   securities (net of tax effect)                              153               153               153               153
  Less unallocated ESOP shares and note receivable
   from sale of common stock                                (1,851)           (1,851)           (1,851)           (1,851)
                                                         ---------         ---------         ---------         ---------

     Total stockholders' equity                          $ 130,223         $ 134,049         $ 136,873         $ 140,699
                                                         =========         =========         =========         =========

  Book value per share of common stock                   $   12.16         $   12.31         $   12.47         $   12.61
                                                         =========         =========         =========         =========

TOTAL CAPITALIZATION(2)                                  $ 170,600         $ 171,828         $ 173,450         $ 174,678
                                                         =========         =========         =========         =========

TOTAL CAPITAL FUNDS(3)                                   $ 222,151         $ 223,379         $ 225,001         $ 226,229
                                                         =========         =========         =========         =========

CAPITAL RATIOS:
   Stockholders' equity to total assets                       5.83%             6.00%             6.12%             6.29%

   Total capitalization to total assets                       7.64%             7.69%             7.75%             7.81%

   Total capital funds to total assets                        9.95%            10.00%            10.06%            10.11%


----------
(1) Does not include approximately 2.1 million shares of common stock issuable upon exercise of stock options. See "Management--Stock Option Program." Also, does not include approximately 59,000 warrants each of which permits the holder to purchase a share of Capitol common stock.
(2) Total capitalization includes stockholders' equity and minority interests in consolidated subsidiaries.
(3) Total capital funds include stockholders' equity, minority interests in consolidated subsidiaries and trust-preferred securities.
(4) Amounts are also adjusted for Capitol's pending share exchange with the minority shareholders of Indiana Community Bancorp Limited (ICBL) (about 48%) which, if completed, would result in the issuance of 180,993 shares of Capitol's common stock. Does not include 108,000 stock options of ICBL which will convert to stock options of Capitol at the same ratio applicable to the pending ICBL exchange. See "Unaudited Pro Forma Consolidated Financial Data."

(5) Assumes issuance of 266,523 shares of Capitol common stock upon completion of Sunrise exchange. Does not include 250,087 stock options of Sunrise which will convert to stock options of Capitol at the same ratio applicable to the Sunrise exchange. See "Unaudited Pro Forma Consolidated Financial Data."

                      DIVIDENDS AND MARKET FOR COMMON STOCK


     Capitol's common stock is listed on the Nasdaq National Market under the symbol "CBCL." The following table shows the high and low sale prices per share of common stock as reported on the Nasdaq National Market. The table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The last reported sale price of Capitol's common stock was $21.74 on August 19, 2002.


                                                                  Cash Dividends
2000                                 High            Low               Paid
----                                 ----            ---               ----
Quarter ended March 31             $16.938         $ 8.063            $0.09
Quarter ended June 30               13.875          10.750             0.09
Quarter ended September 30          12.375           9.625             0.09
Quarter ended December 31           13.375           8.750             0.09

2001
----
Quarter ended March 31              14.250           9.688             0.10
Quarter ended June 30               15.660          12.000             0.10
Quarter ended September 30          17.500          12.250             0.10
Quarter ended December 31           15.200          12.800             0.10


2002
----
Quarter ended March 31              16.820          13.300             0.10
Quarter ended June 30               23.860          16.450             0.10
Quarter ending September 30
  (through August 19, 2002)         24.250          18.250               --


     As of May 13, 2002, there were approximately 4,128 beneficial holders of record of Capitol's common stock based on information supplied by its stock transfer agent and other sources.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus includes forward-looking statements. Capitol has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements may be impacted by risks, uncertainties and assumptions. Examples of some of the risks, uncertainties or assumptions that may impact the forward-looking statements are:

     - the results of management's efforts to implement Capitol's business strategy including future expansion;

     - adverse changes in the banks' loan portfolios and the resulting credit risk-related losses and expenses;

     - adverse changes in the economy of the banks' market areas that could increase credit-related losses and expenses;

     - adverse changes in real estate market conditions that could also negatively affect credit risk;

     - the possibility of increased competition for financial services in Capitol's markets;

     - fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations; and

     -    other factors described in "Risk Factors".

                            INFORMATION ABOUT CAPITOL

     This proxy statement/prospectus is accompanied by a copy of the following documents:

     -    Report on Form 10-Q for period ended June 30, 2002
     -    Report on Form 10-Q for period ended March 31, 2002
     -    Annual Report to Shareholders for year ended December 31, 2001
     -    Annual Report on Form 10-K for year ended December 31, 2001
     - Proxy statement for Capitol's Annual Meeting of Shareholders held on May 2, 2002

                            INFORMATION ABOUT SUNRISE

BRIEF DISCUSSION OF BUSINESS

     Sunrise is now and has been, since it commenced business, an affiliate and a controlled subsidiary of Capitol. Sunrise became a bank holding company in November 1999 when it acquired Sunrise Bank of Arizona (formed in 1998) through a one-for-one stock exchange transaction with that bank's shareholders. Sunrise subsequently expanded through the addition of two bank subsidiaries, Sunrise Bank of Albuquerque (formed in 2000 and 87% owned by Sunrise) and Sunrise Bank of San Diego (formed in 2001 and 64% owned by Sunrise). Most recently, Sunrise has announced expansion into Dallas and Houston, Texas and Atlanta, Georgia, through loan production offices opened in the first half of 2002 and a private banking center in Scottsdale, Arizona, each of which are associated with Sunrise Bank of Arizona. Up to July 31, 2002, Sunrise was a majority-owned subsidiary of Sun Community Bancorp Limited. Sun was previously a 50% owned subsidiary of Capitol Bancorp Ltd. Effective March 31, 2002, Sun became a wholly-owned subsidiary of Capitol as the result of a share exchange transaction and, effective July 31, 2002, Sun was merged into Capitol. As a result of the merger, Sunrise became a majority-owned subsidiary of Capitol, and Capitol directly owns 70.6% of the outstanding shares of Sunrise common stock (1,054,095 shares as of December 31, 2001).

MARKET PRICE AND DIVIDENDS


     There is no active public trading market for Sunrise common stock. As of August 15, 2002, Sunrise common stock was held by 231 holders of record. Sunrise has never paid a dividend on its common stock.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis of financial condition and results of operations for the periods ended June 30, 2002 and December 31, 2001 are included in this proxy statement/prospectus as part of Annex D.

FINANCIAL STATEMENTS

     Unaudited interim condensed consolidated financial statements of Sunrise as of June 30, 2002 and for the six months ended June 30, 2002 and 2001 are included in this proxy statement/prospectus as part of Annex D. Audited consolidated financial statements of Sunrise as of and for the years ended December 31, 2001, 2000 and 1999 are included in this proxy statement/prospectus as part of Annex D.

VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table shows the share holdings of each director and officer of Sunrise and all directors and officers as a group. Where applicable, the table includes shares held by members of their immediate families.

                                                               Sunrise shares beneficially owned
                                                      ---------------------------------------------------
                                                                                      Percentage of all
                                                                                        Sunrise shares
                                                                    Percentage of         excluding
                                                                         all         Sunrise shares owned
Name of Beneficial owner                                Number      Sunrise Shares        by Capitol
------------------------                                ------      --------------        ----------
Capitol Bancorp Limited                               1,054,095            70.6%                N/A
                                                      =========       =========           =========

Sunrise's Directors and Officers:
  Steven K. Black                                             0
  Michael J. Devine                                         400            0.03%               0.09%
  Cristin Reid English                                      200            0.01%               0.05%
  William D. Hinz, II                                    17,400            1.17%               3.97%
  Michael L. Kasten                                       8,000            0.54%               1.82%
  John S. Lewis                                               0
  Joseph D. Reid                                          4,000            0.27%               0.91%
  Douglas N. Reynolds                                     4,500            0.30%               1.03%
                                                      ---------       ---------           ---------

     Total of Sunrise shares held by Sunrise's
       Directors and Officers                            34,500            2.31%               7.86%
                                                      =========       =========           =========

     Other than the directors and officers of Sunrise, no individual owns greater than 5% of the outstanding shares of Sunrise, exclusive of the shares owned by Capitol.

              [The remainder of this page intentionally left blank]

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     Sunrise is already included in Capitol's consolidated financial statements. Unaudited pro forma consolidated financial information follow, illustrating the exchange and Capitol's purchase of the minority interest of Sunrise (adjusted for Capitol's pending share exchange with the minority shareholders of Indiana Community Bancorp Limited), which is being accounted for under the purchase method of accounting, as if it had occurred effective June 30, 2002 (shown on page 28) and at the beginning of 2001 (shown on page 30). The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information. The unaudited pro forma results of operations for the period ended June 30, 2002 are not necessarily indicative of results for the year ending December 31, 2002 or any subsequent period thereafter. The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the share exchange. However, because Sunrise and Capitol are already related and already share some executives and common systems, material potential cost savings and other synergies are not expected upon completion of the share exchange.

              [The remainder of this page intentionally left blank]

Unaudited Pro Forma Condensed Consolidated Balance Sheet
Capitol Bancorp Ltd. And Subsidiaries
June 30, 2002


(in $1,000s, except share and per-share data)                      Pro Forma       Pro Forma      Pro Forma
                                                                  Adjustments       Amounts      Adjustments
                                                                   Regarding         After        Regarding
                                                   Historical       Pending         Pending        Proposed
                                                    Amounts           ICBL            ICBL         Sunrise
ASSETS                                            As Reported       Exchange        Exchange       Exchange
                                                  ------------    ------------    ------------   ------------
Cash and cash equivalents                         $    219,660                    $    219,660
Loans held for resale                                   25,873                          25,873
Investment securities                                   44,241                          44,241
Portfolio loans                                      1,897,776                       1,897,776
  Less allowance for loan losses                       (26,310)                        (26,310)
                                                  ------------                    ------------
  Net portfolio loans                                1,871,466                       1,871,466
Premises and equipment, net                             17,159                          17,159
Goodwill and other intangibles                          15,390    $      1,228 A        16,618   $      2,885 B
Other assets                                            39,977                          39,977
                                                  ------------    ------------    ------------   ------------

TOTAL ASSETS                                      $  2,233,766    $      1,228    $  2,234,994   $      2,885
                                                  ============    ============    ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                        $  1,908,359                    $  1,908,359
  Debt obligations                                      88,248                          88,248
  Other liabilities                                     15,008                          15,008   $         35 C
                                                  ------------    ------------    ------------   ------------
    Total liabilities                                2,011,615              --       2,011,615             35

Trust-preferred securities                              51,551                          51,551

Minority interests in consolidated subsidiaries         40,377    $     (2,598) A       37,779         (3,800) D

Stockholders' equity:
  Common stock                                         112,648           3,826  A      116,474          6,650 E
  Retained earnings                                     19,273                          19,273
  Other, net                                            (1,698)                         (1,698)
                                                  ------------    ------------    ------------   ------------
    Total stockholders' equity                         130,223           3,826         134,049          6,650
                                                  ------------    ------------    ------------   ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $  2,233,766    $      1,228    $  2,234,994   $      2,885
                                                  ============    ============    ============   ============


Number of common shares issued and outstanding      10,705,378         180,993      10,886,371        266,523
                                                  ============    ============    ============   ============

Book value per Capitol share                      $      12.16                    $      12.31
                                                  ============                    ============

Pro forma equivalent per Sunrise share


(in $1,000s, except share and per-share data)      Pro Forma      Pro Forma       Pro Forma
                                                    Amounts      Adjustments       Amounts
                                                     After        Regarding         After
                                                    Proposed      Both ICBL       Both ICBL
                                                    Sunrise      and Sunrise     and Sunrise
ASSETS                                              Exchange      Exchanges       Exchanges
                                                  ------------   ------------    ------------

Cash and cash equivalents                         $    219,660                   $    219,660
Loans held for resale                                   25,873                         25,873
Investment securities                                   44,241                         44,241
Portfolio loans                                      1,897,776                      1,897,776
  Less allowance for loan losses                       (26,310)                       (26,310)
                                                  ------------                   ------------
  Net portfolio loans                                1,871,466                      1,871,466
Premises and equipment, net                             17,159                         17,159
Goodwill and other intangibles                          18,275   $      4,113          19,503
Other assets                                            39,977                         39,977
                                                  ------------   ------------    ------------

TOTAL ASSETS                                      $  2,236,651   $      4,113    $  2,237,879
                                                  ============   ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                        $  1,908,359                   $  1,908,359
  Debt obligations                                      88,248                         88,248
  Other liabilities                                     15,043   $         35          15,043
                                                  ------------   ------------    ------------
    Total liabilities                                2,011,650             35       2,011,650

Trust-preferred securities                              51,551                         51,551

Minority interests in consolidated subsidiaries         36,577         (6,398)         33,979

Stockholders' equity:
  Common stock                                         119,298         10,476         123,124
  Retained earnings                                     19,273                         19,273
  Other, net                                            (1,698)                        (1,698)
                                                  ------------   ------------    ------------
    Total stockholders' equity                         136,873         10,476         140,699
                                                  ------------   ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $  2,236,651   $      4,113    $  2,237,879
                                                  ============   ============    ============


Number of common shares issued and outstanding      10,971,901        447,516      11,152,894
                                                  ============   ============    ============

Book value per Capitol share                      $      12.47                   $      12.61
                                                  ============                   ============

Pro forma equivalent per Sunrise share            $       7.58                   $       7.66
                                                  ============                   ============


THE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET ARE AN INTEGRAL PART OF THIS PRO FORMA PRESENTATION.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in $1,000s, except share data)

A -- Adjustments to reflect pro forma impact of pending share exchange regarding minority shareholders of Indiana Community Bancorp Limited (about 48%).
     If the pending ICBL share exchange is completed, Capitol would own 100% of ICBL.

B -- Goodwill arising from proposed Sunrise exchange. Based on current estimates, there are no material identifiable intangible assets regarding the proposed Sunrise exchange. The net book value of all other assets and liabilities of Sunrise and its subsidiaries approximate fair value.

C -- Estimated expenses of the proposed Sunrise exchange:

          Legal counsel                                                  $    10
          Independent accountants                                             10
          Filing fees, printing and other costs                               15
                                                                         -------
                                                  Total                  $    35
                                                                         =======

D -- Elimination of minority interests associated with Sunrise's shareholders other than Capitol.

E -- Estimated purchase price applicable to proposed share exchange with Sunrise's shareholders other than Capitol:


          Issuance of 266,523 shares of Capitol common
            stock in proposed share exchange                             $ 5,814
          Estimated fair value of approximately 152,000
            stock options of Capitol to be issued in
            exchange for stock options of Sunrise as part
            of proposed share exchange                                       836
                                                                         -------

                                                  Total                  $ 6,650
                                                                         =======


               [The remainder of this page intentionally left blank]

Unaudited Pro Forma Condensed Consolidated Statements of Operations Capitol Bancorp Ltd. And Subsidiaries


(in $1,000s, except share and per-share data)
                                                     Six Months Ended June 30, 2002              Year Ended December 31, 2001
                                                ---------------------------------------    ----------------------------------------
                                                 Historical                                 Historical
                                                  Amounts      Pro Forma     Pro Forma       Amounts       Pro Forma     Pro Forma
                                                As Reported   Adjustments     Amounts      As Reported    Adjustments     Amounts
                                                 ----------    ----------   -----------    -----------    -----------   -----------
Interest income                                  $   75,816                 $    75,816   $   153,797                   $   153,797
Interest expense                                     28,572                      28,572        73,292                        73,292
                                                 ----------                 -----------    -----------                  -----------
  Net interest income                                47,244                      47,244        80,505                        80,505
Provision for loan losses                             4,774                       4,774         8,167                         8,167
                                                 ----------                 -----------    -----------                  -----------
  Net interest income after provision
    for loan losses                                  42,470                      42,470        72,338                        72,338
Noninterest income                                    6,222                       6,222         9,585                         9,585
Noninterest expense                                  37,833                      37,833        64,136                        64,136
                                                 ----------                 -----------    -----------                  -----------
  Income before federal income taxes and
    minority interest                                10,859                      10,859        17,787                        17,787
Federal income taxes                                  3,694                       3,694         5,824                         5,824
                                                 ----------                 -----------    -----------                  -----------
  Income before minority interest                     7,165                       7,165        11,963                        11,963
Minority interest in net income of
    consolidated subsidiaries                          (208)           72 A        (136)        (1,245)           (26)A      (1,271)
                                                 ----------    ----------   -----------    -----------    -----------   -----------

NET INCOME                                       $    6,957    $       72   $     7,029    $    10,718    $       (26)  $    10,692
                                                 ==========    ==========   ===========    ===========    ===========   ===========

NET INCOME PER SHARE:
  Basic                                          $     0.75                 $      0.73    $      1.38                  $      1.33
                                                 ==========                 ===========    ===========                  ===========
  Diluted                                        $     0.73                 $      0.71    $      1.35                  $      1.30
                                                 ==========                 ===========    ===========                  ===========
  Pro forma equivalent per Sunrise share:
    Basic                                                                   $      0.44                                 $      0.81
                                                                            ===========                                 ===========
    Diluted                                                                 $      0.43                                 $      0.79
                                                                            ===========                                 ===========
Average number of common shares
  outstanding for purposes of computing
  basic net income per share--denominator
  for basic net income per share                  9,300,756       266,523 B   9,567,279      7,784,000        266,523 B   8,050,523
Effect of dilutive securities--stock
  options and warrants                              240,472        46,656 C     287,128        151,000         46,656 C     197,656
                                                 ----------    ----------   -----------    -----------    -----------   -----------
Average number of common shares and
  dilutive securities for purposes of
  computing diluted net income per share--
  denominator for diluted net income per share    9,541,228       313,179     9,854,407      7,935,000        313,179     8,248,179
                                                 ==========    ==========   ===========    ===========    ===========   ===========

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS:

A -- Amount represents change in operating results attributable to minority interest due to proposed share exchange between Sunrise and Capitol. Excludes the pro forma effect of the pending ICBL share exchange due to immateriality.

B -- Assumes issuance of 271,555 shares of Capitol common stock in proposed share exchange with Sunrise's shareholders other than Capitol.

C -- Estimated pro forma effect of the issuance of approximately 155,000 stock options of Capitol in exchange for stock options of Sunrise, in conjunction with proposed share exchange, using the treasury-stock method.

                            THE ELECTION OF DIRECTORS

     Sunrise's Certificate of Incorporation and By-Laws provide that the number of Directors, as determined from time to time by the Board of Directors, shall be no less than (5) and no more than (25). The Board of Directors has presently fixed the number of Directors at eight.

     The Board of Directors has nominated the eight (8) directors named below for a one-year term. All nominees are willing to be elected and to serve in such capacity for one year and until the election and qualification of their successors. All of the nominees for election to the Board of Directors are currently members of Sunrise's Board of Directors.

     The proposed nominees for election as Directors are willing to be elected and serve but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote such proxy for the person selected.

     The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected.

     The table following sets forth information regarding Sunrise's Directors based on the data furnished by them:

NAME, PROFESSIONAL POSITIONS & POSITIONS HELD WITH SUNRISE

Steven K. Black, President, California Region, Sunrise Capital Corporation; Director

Michael J. Devine, Attorney at Law; Director

Cristin Reid English, Executive Vice President, Capitol Bancorp Limited;
Director

William D. Hinz, II, President, Sunrise Bank of Arizona; Director

Michael L. Kasten, Managing Partner, Kasten Investments, LLC; Director

John S. Lewis, President, Western Region, Capitol Bancorp Limited; Director

Joseph D. Reid, Chairman & Chief Executive Officer, Capitol Bancorp Limited; Director

Douglas N. Reynolds, Chief Credit Officer, Sunrise Bank of Arizona; Director

                                  THE EXCHANGE

GENERAL

     The Board of Directors of Sunrise is using this proxy statement/prospectus to solicit proxies for use at the shareholders' meeting of Sunrise.


     At the annual meeting of Sunrise's shareholders' to be held on September 30, 2002, Sunrise's shareholders will be asked to approve the exchange. The Plan of Share Exchange provides for Sunrise's shareholders to exchange common stock of Sunrise not owned by Capitol for Capitol common stock. Upon consummation of the exchange, Sunrise will become a wholly-owned subsidiary of Capitol. In the exchange, Sunrise shareholders will receive shares of Capitol's common stock.


MATERIAL CONTRACTS OR UNDERSTANDINGS BETWEEN CAPITOL AND SUNRISE

     Capitol and Sunrise share some key executives, common directors and common systems.

BACKGROUND OF THE EXCHANGE

     The concept of a potential share exchange transaction with Capitol was discussed initially on an informal basis in early 2002. Capitol expressed a willingness to extend an offer of an exchange. The objectives of the potential exchange are to enable shareholders of Sunrise to achieve better liquidity in their investment, a current dividend and to accomplish such an exchange on a tax-free basis. Without the exchange, shareholders of Sunrise will continue to hold Sunrise stock which has no market activity and is illiquid. Capitol has paid quarterly cash dividends throughout the past five years (although there is no assurance cash dividends will be paid in the future).

     Consensus between Capitol's and Sunrise's Directors was reached in May 2002, to approve the proposed exchange subject only to:

     - obtaining an independent opinion that the proposed share exchange is fair to Sunrise's shareholders from a financial point of view; and

     - obtaining approval for the proposed exchange by a majority of Sunrise's shares not already owned by Capitol.

     In early June 2002, the Sunrise Board approved the Plan of Share Exchange and agreed to call a shareholder meeting for a vote to approve the Plan of Share Exchange.

     Sunrise's Board of Directors has not solicited or received any other proposals for the potential exchange or sale of Sunrise's shares of common stock which are not owned by Capitol. If other proposals were under consideration for sale or exchange of Sunrise's shares to an entity other than Capitol, Capitol would be permitted to vote its shares of Sunrise. By virtue of Capitol's control of Sunrise, it is likely that Capitol would not vote its shares of Sunrise in favor of any other proposals regarding a share exchange or sale of the minority interest in Sunrise to another party. In addition, Capitol currently has no intentions of selling its interest in Sunrise. Hence, the only proposal under consideration is Capitol's proposal.

SUNRISE'S REASONS FOR THE EXCHANGE

     Sunrise's reasons for the exchange are that the shareholders of Sunrise will be best served by the exchange in order to maximize their shareholder value and to provide them:

     - better protection through diversification geographically and by customer base through Capitol's subsidiary banks rather than dependence upon the resources of Sunrise's sole emphasis in the southwestern United States.

     - the Sunrise shareholders will receive Capitol's common stock which is more widely traded, providing Sunrise's shareholders improved liquidity and a history of cash dividends. Sunrise common stock has no market and has not paid any cash dividends. Sunrise shareholders who choose to do so may continue to hold the Capitol stock they receive in the exchange without being forced to have their investment reduced by the immediate recognition of a capital gains tax.

CAPITOL'S REASONS FOR THE EXCHANGE

     Capitol believes that Sunrise's profitability will increase. As noted elsewhere in this proxy statement/prospectus, while Sunrise's assets are reported as part of Capitol's assets for purposes of its consolidated financial statements, Sunrise's income or loss is attributed to Capitol only in the percentage which Capitol owns of Sunrise common stock. Capitol desires to acquire the remainder of Sunrise's common stock so that Capitol can include 100% of Sunrise's income or loss in Capitol's consolidated income statement.

TERMS OF THE PLAN OF SHARE EXCHANGE


     Terms of the exchange are set forth in the Plan of Share Exchange. The Plan of Share Exchange is included as Annex A to this proxy statement/prospectus. You should review the Plan of Share Exchange in its entirety. If the exchange is approved, each shareholder of Sunrise would receive in the exchange 0.607352 shares of Capitol common stock for each share of Sunrise common stock. This is based on the Capitol Share Value of $21.816 per share and a fixed value of $13.25 per Sunrise share. The exchange ratio is determined by dividing the Sunrise Share Value by the Capitol Share Value, where:

          SUNRISE SHARE VALUE. The share value of each share of Sunrise common stock shall be $13.25 per share.


          CAPITOL SHARE VALUE. The share value of each share of Capitol common stock shall be $21.816, the average of the closing prices of Capitol's common stock for the thirty-day period ended June 14, 2002, as reported by the Nasdaq National Market.


     Each Sunrise shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Sunrise common stock calculated by multiplying the number of shares in Sunrise common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.


SUNRISE'S BOARD RECOMMENDATION

     SUNRISE'S BOARD HAS DETERMINED THAT THE EXCHANGE IS FAIR TO AND IN THE BEST INTERESTS OF SUNRISE'S SHAREHOLDERS, HAS APPROVED THE PLAN OF SHARE EXCHANGE AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN OF SHARE EXCHANGE.

ACCOUNTING TREATMENT

     Capitol's acquisition of the shares of Sunrise not already owned by Capitol will be treated as the acquisition of a minority interest using the purchase method of accounting.

PRO FORMA DATA

     Because Sunrise is already a controlled subsidiary of Capitol, it is already included in Capitol's consolidated financial statements. Unaudited pro forma consolidated financial information is presented in this document, illustrating the exchange and Capitol's purchase of the minority interest of Sunrise (adjusted for Capitol's pending share exchange with the minority shareholders of Indiana Community Bancorp Limited), which is being accounted for under the purchase method of accounting, as if it had occurred effective June 30, 2002 (shown on page 28) and at the beginning of 2001 (shown on page 30). The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information. The unaudited pro forma results of operations for the period ended June 30, 2002 are not necessarily indicative of results for the year ending December 31, 2002 or any subsequent period thereafter. The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the share exchange. However, because Sunrise and Capitol are already related and already share some executives and common systems, potential cost savings and other synergies are not expected to be material upon completion of the share exchange.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES


     The income tax discussion below represents the opinion of Snell & Wilmer, L.L.P., tax counsel to Capitol, on the material federal income tax consequences of the exchange. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to you. For example, counsel did not address tax consequences that arise from rules that do not apply generally to all taxpayers or to some classes of taxpayers, or tax consequences that are generally assumed to be known by investors. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department, and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

     This discussion also is based upon certain representations made by Sunrise and Capitol. You should read carefully the full text of the tax opinion of Snell & Wilmer, L.L.P. The opinion is included in this proxy statement/prospectus as Annex C. This discussion also assumes that the exchange will be effected pursuant to applicable state law and otherwise completed according to the terms of the Plan of Share Exchange. You should not rely upon this discussion if any of these factual assumptions or representations is, or later becomes, inaccurate.


     This discussion also assumes that shareholders hold their shares of Sunrise common stock as a capital asset and does not address the tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws. Shareholders receiving special treatment include:

     -    banks;

     -    tax-exempt organizations;

     -    insurance companies;

     -    dealers in securities or foreign currencies;

     - Sunrise shareholders who received their Sunrise common stock through the exercise of employee stock options or otherwise as compensation;

     -    Sunrise shareholders who are not U.S. persons; and

     - Sunrise shareholders who hold Sunrise common stock as part of a hedge, straddle or conversion transaction.

     The discussion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the exchange.


     Based on the assumptions and representations above, it is the opinion of Snell & Wilmer, L.L.P., tax counsel to Capitol, that:

     *    the exchange will qualify as a reorganization within the meaning of
          Section 368 of the Internal Revenue Code;


     * no gain or loss will be recognized by the shareholders of Sunrise who exchange their Sunrise common stock solely for Capitol common stock (except with respect to cash received instead of a fractional share of Capitol common stock);

     * the aggregate tax basis of the Capitol common stock received by Sunrise shareholders who exchange all of their Sunrise common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of the Sunrise common stock surrendered in exchange (reduced by any amount allocable to a fractional share of Capitol common stock for which cash is received);

     * the holding period of the Capitol common stock received will include the holding period of shares of Sunrise common stock surrendered in exchange; and

     * a holder of Sunrise common stock that receives cash instead of a fractional share of Capitol common stock will, in general, provided the redemption is not essentially equivalent to a dividend under
          Section 302(b)(1) of the Internal Revenue Code, recognize capital gain or loss equal to the difference between the cash amount received and the portion of the holder's tax basis in shares of Sunrise common stock allocable to the fractional share; this gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the Sunrise common stock exchanged for the fractional share of Capitol common stock satisfies the long-term holding period requirement.


     The tax opinion of Snell & Wilmer, L.L.P. is not binding upon the Internal Revenue Service or the courts.


     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE EXCHANGE TO YOU WILL DEPEND ON YOUR PARTICULAR SITUATION. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

REGULATORY MATTERS

     As a bank holding company, Capitol is subject to regulation by the Federal Reserve Board. Federal Reserve Board rules require Capitol to obtain the Federal Reserve Board's permission to acquire at least 51% of a subsidiary bank. The rules of the Federal Reserve Board do not differentiate between ownership of 51% and ownership of 100% of the stock of the subsidiary bank. Of course, Sun (and, hence Capitol) received permission to acquire its controlling ownership of Sunrise prior to Sunrise commencing the business of operating as a bank holding company. Accordingly, Capitol will not be required to seek any further approval from the Federal Reserve Board for the exchange.

     It is a condition of the exchange that the shares of Capitol stock to be issued pursuant to the Plan of Share Exchange be approved for listing on the NASDAQ Stock Market, Inc., subject to official notice of issuance. An application will be filed to list Capitol's shares. Accordingly, the shares of Capitol common stock to be issued in exchange for the Sunrise common stock will be publicly tradable upon consummation of the exchange. There will be no restriction on the ability of a former Sunrise shareholder to sell in the open market the Capitol common stock received (unless the Sunrise shareholder is also an officer, director or affiliate of either Sunrise or Capitol, in which case Rule 144 and Rule 145 issued by the SEC do impose certain restrictions on the sale of Capitol common stock).

DISSENTERS' RIGHTS

     By following the specific procedures set forth in the New Mexico Business Corporation Act ("NMBCA"), Sunrise shareholders have a statutory right to dissent from the Plan of Share Exchange. If the Plan of Share Exchange is approved and consummated, any Sunrise shareholder who properly perfects his dissenters' rights will be entitled, upon consummation of the Plan of Share Exchange, to receive an amount of cash equal to the fair value of his shares of Sunrise Common Stock rather than receiving the consideration set forth in the Plan of Share Exchange. The following summary is not a complete statement of statutory dissenters' rights of appraisal, and such summary is qualified by reference to the applicable provisions of the NMBCA, which are reproduced in full in Annex E to this Proxy Statement/Prospectus. A shareholder must complete each step in the precise order prescribed by the statute to perfect his dissenter's rights of appraisal.

     Any holder of Sunrise Common Stock electing to exercise his right of dissent (a "Dissenting Shareholder") shall file with Sunrise, prior to or at the shareholders meeting, a written objection to the Plan of Share Exchange. If the Plan of Share Exchange is approved by the required vote and the Dissenting Shareholder has not voted in favor thereof, the Dissenting Shareholder may, within ten days after the date on which the vote was taken, make written demand on Sunrise for payment of the fair value of the Dissenting Shareholder's shares. If the Plan of Share Exchange is effected, Sunrise shall pay to the Dissenting Shareholder, upon the determination of the fair value, and, in the case of shares represented by certificates, the surrender of such certificates, the fair value thereof as of the day prior to the Special Meeting. Any Dissenting Shareholder failing to make demand within the prescribed ten day period shall be bound by the terms of the Plan of Share Exchange. Any Dissenting Shareholder making such demand shall thereafter be entitled only to payment and shall not be entitled to vote or to exercise any other rights of a shareholder.

     No such demand may be withdrawn unless Sunrise consents thereto. If, however, the demand is withdrawn upon consent, or if the Plan of Share Exchange is abandoned or rescinded or the shareholders revoke the authority to effect the Plan of Share Exchange, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in the NMBCA, or if a court of competent jurisdiction determines that the Dissenting Shareholder is not entitled to the relief provided by the NMBCA, then the right of the Dissenting Shareholder to be paid the fair value of his shares will cease and his status as a shareholder will be restored.

     Within ten days after the Plan of Share Exchange is effected Sunrise shall give written notice thereof to each Dissenting Shareholder who has made demand as provided in the NMBCA and shall make a written offer to each such Dissenting Shareholder to pay for such shares at a specified price deemed by Sunrise to be the fair value thereof.

     If, within thirty days after the date on which the Plan of Share Exchange was effected, the fair value of such shares is agreed upon between a Dissenting Shareholder and Sunrise, payment therefor shall be made within ninety days after the date on which the Plan of Share Exchange was effected, and, in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the Dissenting Shareholder shall cease to have any interest in the shares.

     If, within the period of thirty days, such Dissenting Shareholder and Sunrise do not so agree, then Sunrise, within thirty days after receipt of written demand from any Dissenting Shareholder given within sixty days after the date on which the Plan of Share Exchange was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in New Mexico where the registered office of Sunrise is located asking that the fair value of such shares be determined. If Sunrise fails to institute the proceeding as provided in the NMBCA, any Dissenting Shareholder may do so in the name of Sunrise. All Dissenting Shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares. A copy of the petition shall be served on each Dissenting Shareholder who is a resident of New Mexico and shall be served by registered or certified mail on each Dissenting Shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. All Dissenting Shareholders who are parties to the proceeding shall be entitled to judgment against Sunrise for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The judgment shall be payable to the holders of uncertified shares immediately, but to the holders of shares represented by certificates only upon the surrender to Sunrise of certificates. Upon payment of the judgment, the Dissenting Shareholder shall cease to have any interest in such shares.

     The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the Plan of Share Exchange to the date of payment. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against Sunrise, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the Dissenting Shareholders who are parties to the proceeding to whom Sunrise shall have made an offer to pay for the shares if the court shall find that the action of such Dissenting Shareholders in failing to accept such offer was not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which Sunrise offered to pay therefor, or if no offer was made, the court in its discretion may award to any Dissenting Shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the Dissenting Shareholder in the proceeding, together with reasonable fees of legal counsel.

     Upon receiving a demand for payment from any Dissenting Shareholder, Sunrise shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to Sunrise for notation thereon that such demand has been made. His failure to do so shall, at the option of Sunrise, terminate his rights under the NMBCA unless a court of competent jurisdiction otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made is transferred, any new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by such transfer no rights in Sunrise other than those which the original Dissenting Shareholder had after making demand for payment of the fair value thereof.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

     This proxy statement/prospectus does not cover any resales of the Capitol common stock you will receive in the exchange, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

     All shares of Capitol common stock you will receive in the exchange will be freely transferable, except that if you are deemed to be an "affiliate" of Sunrise under the Securities Act of 1933 at the time of the shareholders meeting, you may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Sunrise for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Sunrise, and would not include shareholders who are not officers, directors or principal shareholders of Sunrise.

     The affiliates of Sunrise may not offer, sell or otherwise dispose of any of the shares of Capitol common stock issued to that affiliate in the exchange or otherwise owned or acquired by that affiliate:

     (1) for a period beginning 30 days prior to the exchange and continuing until financial results covering at least 30 days of post-exchange combined operations of Capitol and Sunrise have been publicly filed by Capitol; or

     (2)  in violation of the Securities Act.

                          OPINION OF FINANCIAL ADVISOR

     Sunrise has retained JMP Financial, Inc. to provide a financial fairness opinion in connection with the exchange. The Sunrise board selected JMP Financial, Inc. to act as Sunrise's financial advisor based on its qualifications, expertise and reputation. JMP Financial, Inc. has rendered its opinion, in writing, that, based upon and subject to the various considerations set forth in the opinion, the consideration to be received pursuant to the exchange by the holders of Sunrise common stock is fair from a financial point of view.

     The full text of the written opinion of JMP Financial, Inc. is attached as Annex B to this proxy statement/prospectus and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by JMP Financial, Inc. in rendering its opinion. Sunrise shareholders are urged to, and should, read the opinion carefully and in its entirety. The opinion is directed to the Sunrise board and addresses only the fairness from a financial point of view of the consideration received pursuant to the exchange as of the date of the opinion. It does not address any other aspect of the exchange and does not constitute a recommendation to any holder of Sunrise common stock as to how to vote at the special shareholders meeting. The summary of the opinion of JMP Financial, Inc. set forth in this document is qualified in its entirety by reference to the full text of the opinion.

     In connection with rendering its opinion, JMP Financial, Inc. among other things:

     - reviewed certain internal financial statements and other financial and operating data concerning Sunrise prepared by the management of Sunrise;

     - discussed the past and current operations and financial condition and the prospects of Sunrise with senior executives of Sunrise;

     - reviewed certain publicly available financial statements and other information of Capitol;

     - discussed the past and current operations and financial condition and the prospects of Capitol with senior executives of Capitol;

     - reviewed the reported prices and trading activity for Capitol common stock;

     - compared the financial performance of Sunrise and Capitol and the prices and trading activity of Capitol common stock with that of certain other comparable publicly traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

     -    reviewed the Plan of Share Exchange; and

     - performed such other analyses and considered such other factors as JMP Financial, Inc. deemed appropriate.

     In rendering its opinion, JMP Financial, Inc. performed the following analyses:

     (1) JMP Financial, Inc. reviewed the performance of a sample of publicly traded stocks of other banks and bank holding companies. No bank or bank holding company was identical to Sunrise or Capitol. JMP Financial, Inc. did, however, note that the Sunrise and the Capitol share value were generally within the range of the share values of comparable size banks and bank holding companies.

     (2) JMP Financial, Inc. also consulted a private database to construct a group of banks and bank holding companies it deemed to be similar to either Sunrise or Capitol, considering, but not limiting its analysis to, such factors as size, financial condition and performance, geography and market performance. Once again, although no bank or bank holding company was identical to Sunrise or Capitol, JMP Financial, Inc. noted that the estimated share value of Capitol was within the range of trading prices of institutions of a similar size and in a similar market or markets.

     (3) JMP Financial, Inc. reviewed the pricing ratios in those mergers and acquisitions of banks and bank holding companies pending or completed during the past six months for which public information was available. JMP Financial, Inc. found that the premium to book value ratios offered to selling shareholders generally ranged from 107 percent to 308 percent, with both median and average premium to book values falling between 165 percent and 211 percent. All of these transactions involved the transfer of control to the acquiring institution. JMP Financial, Inc. also reviewed the trading prices and histories of small publicly traded banks it deemed comparable to Sunrise to determine the approximate fair market value of small minority positions in those institutions and found that price-to-book value ratios ranged from 65 percent to 287 percent with averages and medians ranging from 119 to 181 percent. The banks which JMP Financial, Inc. reviewed and which it defined as "small publicly traded banks" are all listed on the Nasdaq National Market System and average a weekly trading volume of about one-half of one percent of their outstanding stock. Among the significant differences between these small publicly traded banks and Sunrise is that the Sunrise stock is illiquid. A number of historical studies and valuation practices estimate liquidity discounts in a range from 10 to 30 percent. The transaction at issue is somewhere between the sale of all of the stock of an entire financial institution and the sale of a minority block of stock in a community bank; however, JMP Financial, Inc. believes the exchange bears more characteristics of the latter than the former. The most dramatic difference, in the view of JMP Financial, Inc., between the exchange and an acquisition of all of the stock of an entire institution is the "change of control" by which the acquiring institution acquires all of the outstanding stock of the acquired institution. In such transactions, control of the acquired institution changes hands, for which the acquiring institution may pay a significant premium. In the present transaction, JMP Financial, Inc. noted that Capitol has had control of Sunrise from the outset and would not be expected to pay a "premium" for control, since it already owns substantial control of Sunrise. JMP Financial, Inc. would expect that the premium over book value would be closer to the price paid in the sale of a minority block of stock in a small publicly traded bank, which in fact is the case. JMP Financial, Inc. therefore concluded that the exchange was fair to the shareholders of Sunrise from a financial point of view.

     The opinion and presentation of JMP Financial, Inc. to the Sunrise board was one of many factors taken into consideration by Sunrise's board in making its decision to approve the exchange. The analyses as described above should not be viewed as determinative of the opinion of the Sunrise board with respect to the exchange or of whether the Sunrise board would have been willing to agree to a transaction with a different form or amount of consideration.

     The Sunrise board retained JMP Financial, Inc. based upon its qualifications, experience and expertise. JMP Financial, Inc. is a recognized investment banking and advisory firm which has special expertise in the valuation of banks.

     Under the engagement letter, JMP Financial, Inc. provided financial advisory services and a financial fairness opinion in connection with the exchange, and Sunrise agreed to pay JMP Financial, Inc. a fee of $8,500 plus out-of-pocket expenses. In addition, Sunrise has agreed to indemnify JMP Financial, Inc. and its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws.

                                   THE CLOSING

EFFECTIVE TIME

     The exchange will be effective at 5:00 p.m., Mountain Time, on September 30, 2002 and will be closed as soon as possible thereafter. If the Plan of Share Exchange is approved, as of the effective date, each outstanding share of Sunrise common stock will be automatically converted into the right to receive Capitol common stock according to the exchange ratio. Outstanding stock options of Sunrise will similarly be exchanged for stock options of Capitol with similar vesting and expiration dates.

SHARES HELD BY CAPITOL

     Shares of Sunrise common stock previously owned by Capitol will be unaffected by the exchange. Those shares will not be exchanged for any securities of Capitol or other consideration.

PROCEDURES FOR SURRENDER OF CERTIFICATES; FRACTIONAL SHARES

     As soon as reasonably practicable after the effective date of the exchange, Capitol or Capitol's transfer agent will send Sunrise's shareholders a letter of transmittal. The letter of transmittal will contain instructions with respect to the surrender of Sunrise stock certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Commencing immediately after the effective date of the exchange, upon surrender by you of your stock certificates representing Sunrise shares in accordance with the instructions in the letter of transmittal, you will be entitled to receive stock certificates representing shares of Capitol common stock into which those Sunrise shares have been converted, together with a cash payment in lieu of fractional shares, if any.

     After the effective date, each certificate that previously represented shares of Sunrise stock will represent only the right to receive the shares of Capitol common stock into which shares of Sunrise stock were converted in the exchange, and the right to receive cash in lieu of fractional shares of Capitol common stock as described below.

     Until Sunrise certificates are surrendered to Capitol or Capitol's agent, you will not be paid any dividends or distributions on the Capitol common stock into which Sunrise shares have been converted with a record date after the exchange, and will not be paid cash in lieu of a fractional share. When those certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Capitol common stock payable as described below will be paid to you without interest.

     Sunrise's transfer books will be closed at the effective date of the exchange and no further transfers of shares will be recorded on the transfer books. If a transfer of ownership of Sunrise stock that is not registered in the records of Sunrise has occurred, then, so long as the Sunrise stock certificates are accompanied by all documents required to evidence and effect the transfer, as set forth in the transmittal letter and accompanying instructions, a certificate representing the proper number of shares of Capitol common stock will be issued to a person other than the person in whose name the certificate so surrendered is registered, together with a cash payment in lieu of fractional shares, if any, and payment of dividends or distributions, if any.

     No fractional share of Capitol common stock will be issued upon surrender of certificates previously representing Sunrise shares. Instead, Capitol will pay an amount in cash determined by multiplying the fractional share interest to which a Sunrise shareholder would otherwise be entitled by the Capitol share value used in determining the exchange ratio.

FEES AND EXPENSES

     Whether or not the exchange is completed, Capitol and Sunrise will each pay its own costs and expenses incurred in connection with the exchange, including the costs of (a) the filing fees in connection with Capitol's Form S-4 registration statement and this proxy statement/prospectus, (b) the filing fees in connection with any filing, permits or approvals obtained under applicable state securities and "blue sky" laws, (c) the expenses in connection with printing and mailing of the Capitol Form S-4 registration statement and this proxy statement/prospectus, and (d) all other expenses.

NASDAQ STOCK MARKET LISTING

     Capitol will promptly prepare and submit to the Nasdaq Stock Market, Inc. a listing application with respect to the maximum number of shares of Capitol common stock issuable to Sunrise shareholders in the exchange, and Capitol must use its reasonable best efforts to obtain approval for the listing of Capitol common shares on the Nasdaq Stock Market, Inc.

AMENDMENT AND TERMINATION

     Capitol and Sunrise may amend or terminate the exchange at any time before or after shareholder approval of the Plan of Share Exchange. After shareholder approval of the exchange, it may not be further amended without the approval of the shareholders. The exchange will not occur if the Plan of Share Exchange is not approved by shareholders of Capitol and Sunrise in the manner described in this proxy statement/prospectus.

                            THE SHAREHOLDERS' MEETING

DATE, TIME AND PLACE


     The shareholders' meeting will be held on September 30, 2002 at the offices of Capitol Bancorp Limited at 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016 at 9:00 a.m., local time.


MATTERS TO BE CONSIDERED AT THE SHAREHOLDERS' MEETING

     At the shareholders' meeting, holders of Sunrise common stock will vote on whether to approve the exchange. See "The Exchange". Shareholders will also vote on the election of directors for Sunrise. See "Election of Directors".

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


     Holders of record of Sunrise common stock at the close of business on August 15, 2002, the record date for the shareholders' meeting, are entitled to receive notice of and to vote at the shareholders' meeting. At June 30, 2002, 1,492,923 shares of Sunrise common stock were issued and outstanding. Capitol held 1,054,095 shares of Sunrise common stock on that date and 438,828 were held by shareholders other than Capitol.


     A majority of the shares of the Sunrise common stock (excluding shares held by Capitol) entitled to vote on the record date must be represented in person or by proxy at the shareholders' meeting in order for a quorum to be present for purposes of transacting business at the meeting. In the event that a quorum of common stock is not represented at the shareholders' meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Sunrise common stock on the record date are each entitled to one vote per share with respect to approval of the exchange at Sunrise's shareholders' meeting.

     Sunrise does not expect any other matters to come before the shareholders' meeting. However, if any other matters are properly presented at the meeting for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote or not vote on those matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the meeting is properly presented, however, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the proposal(s) to be presented at the meeting. Sunrise is not aware of any matters expected to be presented at the meeting other than as described in the notices of the meeting.

VOTES REQUIRED

     Although approval of the exchange by a majority of the shares entitled to vote is all that is required by law, Sunrise and Capitol have agreed that approval of the exchange will require the affirmative vote of a majority of the shares of Sunrise common stock outstanding on the record date, excluding the shares of Sunrise held by Capitol. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the exchange.

SHARE OWNERSHIP OF MANAGEMENT


     As of the close of business on August 15, 2002, the directors and executive officers of Sunrise and their affiliates were entitled to vote approximately 34,500 shares of Sunrise common stock (excluding Sunrise's shares held by Capitol). These shares represent approximately 2.31% of the outstanding shares of Sunrise common stock and 7.86% of Sunrise's shares held by shareholders other than Capitol. The directors and executive officers have agreed to vote their shares of Sunrise common stock in favor of the exchange.

VOTING OF PROXIES

SUBMITTING PROXIES

     You may vote by attending the shareholders' meeting and voting your shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it, and mailing it in the enclosed postage pre-paid envelope. If you sign a written proxy card and return it without instructions, your shares will be voted FOR the exchange at the shareholders' meeting.

     If your shares are held in the name of a trustee, bank, broker or other record holder, you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the shareholders' meeting.

     Shareholders who submit proxy cards should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of Sunrise stock will be mailed by Capitol's transfer agent to former Sunrise shareholders shortly after the exchange is effective.

REVOKING PROXIES

     If you are a shareholder of record, you may revoke your proxy at any time prior to the time it is voted at the shareholders' meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the secretary of Sunrise, by a later-dated proxy signed and returned by mail or by attending the shareholders' meeting and voting in person. Attendance at the shareholders' meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the shareholders' meeting to:

                    Sunrise Capital Corporation
                    c/o Sunrise Bank of Arizona
                    4350 East Camelback Road, Suite 100A
                    Phoenix, Arizona 85018
                    Attn: Cristin Reid English, Secretary

     If you require assistance in changing or revoking a proxy, you should contact William Hinz II, at the address above or at phone number (602) 956-6250.

GENERAL INFORMATION

     Brokers who hold shares in street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote on non-routine matters, such as the proposal to be voted on at the shareholders' meeting, unless they receive specific instructions from the customer. These so-called broker non-votes will have the same effect as a vote against the exchange.

     Abstentions may be specified on all proposals. If you submit a proxy with an abstention, you will be treated as present at the shareholders' meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention will have the same effect as a vote against the exchange.

SOLICITATION OF PROXIES; EXPENSES

     Capitol or Sunrise will pay the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Sunrise may also solicit proxies from shareholders by telephone, telecopy, telegram or in person.

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the exchange, holders of shares of Sunrise stock will become holders of shares of Capitol common stock. This comparison of shareholder rights is not intended to be complete and is qualified by reference to the New Mexico Statutes Annotated, as well as to Sunrise's articles of incorporation and by-laws and the Michigan Business Corporation Act as well as to Capitol's articles of incorporation and by-laws, (copies of Capitol's articles of incorporation and by-laws are on file with the SEC).

     The following summary compares various rights, privileges and restrictions applicable to shareholders of Sunrise and Capitol:


                                                              Sunrise                               Capitol
                                                              -------                               -------
Authorized Capital Stock                                     25,000,000                            25,000,000

Preemptive Rights                                               None                                  None

Quorum Requirements                                           Majority                              Majority

Special Meetings of Stockholders                  Called by CEO, majority of the        Called by CEO, majority of the
                                                       board or shareholders                 board or shareholders
                                                   representing 25% of the shares        representing 25% of the shares
                                                         entitled to vote                      entitled to vote

Stockholder Action by Written Consent                    Yes, if unanimous                     Yes, if unanimous

Inspection of Voting List of Stockholders          Inspector may be appointed by         Inspector may be appointed by
                                                      the Board, by the person              the Board, by the person
                                                     presiding at shareholders'            presiding at shareholders'
                                                   meeting or by the request of a        meeting or by the request of a
                                                            shareholder                           shareholder

Classification of the Board of Directors                         No                                    No

Election of the Board of Directors                    Annually by shareholders              Annually by shareholders

Cumulative Voting                                               Yes                                    No

Number of Directors                                             5-25                                  5-25

Removal of Directors                                     By a majority of the                  By a majority of the
                                                     outstanding shares of stock           outstanding shares of stock

Vacancies on the Board of Directors                May be filled by a majority of        May be filled by a majority of
                                                       the Board of Directors                the Board of Directors

Liability of Directors                               Eliminated to the fullest             Eliminated to the fullest
                                                       extent provided by law                extent provided by law

Indemnification of Directors, Officers,                         Yes                                   Yes
  Employees or Agents

Amendments to Articles of Incorporation                By a majority of the                  By a majority of the
                                                        outstanding shares                    outstanding shares

Amendments to Bylaws                                  By majority of directors              By majority of directors

Appraisal/Dissenters' Rights                        New Mexico law provides for                        No
                                                         dissenters' rights

                   DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL

     Capitol's Articles of Incorporation, as amended to date, authorize the issuance of up to 25,000,000 shares of common stock, without par value. Capitol's articles of incorporation do not authorize the issuance of any other class of stock. As of June 30, 2002, 10,705,378 shares of common stock were outstanding. UMB Bank, n.a., serves as transfer agent and registrar for Capitol's common stock.

     Michigan law allows Capitol's board of directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders.

     Capitol's board of directors has authorized the issuance of the shares of common stock as described in this proxy statement/prospectus. All shares of common stock offered will be, when issued, fully paid and nonassessable.

     The following summary of the terms and provisions of the common stock does not purport to be complete and is qualified in its entirety by reference to Capitol's articles of incorporation, as amended, a copy of which is on file with the SEC, and to the Michigan Business Corporation Act ("MBCA").

RIGHTS OF COMMON STOCK

     All voting rights are vested in the holders of shares of common stock. Each share of common stock is entitled to one vote. The shares of common stock do not have cumulative voting rights, which means that a stockholder is entitled to vote each of his or her shares once for each director to be elected at any election of directors and may not cumulate shares in order to cast more than one vote per share for any one director. The holders of the common stock do not have any preemptive, conversion or redemption rights. Holders of common stock are entitled to receive dividends if and when declared by Capitol's board of directors out of funds legally available. Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities. In the event of liquidation, the holders of common stock will be entitled, after payment of amounts due to creditors and senior security holders, to share ratably in the remaining assets.

SHARES AVAILABLE FOR ISSUANCE

     The availability for issuance of a substantial number of shares of common stock at the discretion of the board of directors provides Capitol with the flexibility to take advantage of opportunities to issue additional stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except as described in this proxy statement/prospectus and for the shares of common stock reserved for issuance under Capitol's stock option program.

     Uncommitted authorized but unissued shares of common stock may be issued from time to time to persons and in amounts the board of directors of Capitol may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of those transactions, applicable law and the judgment of the board of directors of Capitol regarding the submission of an issuance to a vote by Capitol's shareholders. As noted, Capitol's shareholders have no preemptive rights to subscribe to newly issued shares.

     Moreover, it will be possible that additional shares of common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Capitol more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of Capitol. Under such circumstances, the availability of authorized and unissued shares of common stock may make it more difficult for shareholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Capitol by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board of directors of Capitol in opposing such an attempt by a third party to gain control of Capitol. The issuance of new shares of common stock could also be used to dilute ownership of a person or entity seeking to obtain control of Capitol. Although Capitol does not currently contemplate taking that action, shares of Company common stock could be issued for the purposes and effects described above, and the board of directors reserves its rights (if consistent with its fiduciary responsibilities) to issue shares for such purposes.

CAPITOL'S TRUST-PREFERRED SECURITIES

     Capitol has issued debentures to Capitol Trust I, a Delaware business trust subsidiary of Capitol. Capitol Trust I purchased the debentures with the proceeds of preferred securities (which are traded on the NASDAQ National Stock Market under the symbol "CBCLP"). Capitol also has additional trust-preferred securities which were private placed. Capitol has guaranteed the preferred securities. The documents governing these securities, including the indenture under which the debentures were issued, restrict Capitol's right to pay a dividend on its common stock under certain circumstances and give the holders of the preferred securities preference on liquidation over the holders of Capitol's common stock. Specifically, Capitol may not declare or pay a cash dividend on its common stock if (a) an event of default has occurred as defined in the indenture, (b) Capitol is in default under its guarantee, or (c) Capitol has exercised its right under the debentures and the preferred securities to extend the interest payment period. In addition, if any of these conditions have occurred and until they are cured, Capitol is restricted from redeeming or purchasing any shares of its common stock except under very limited circumstances. Capitol's obligation under the debentures, the preferred securities and the guarantee approximates $50 million at an average interest rate approximating 8.50%-8.75% per annum, payable quarterly.

ANTI-TAKEOVER PROVISIONS

     In addition to the utilization of authorized but unissued shares as described above, the MBCA contains other provisions which could be utilized by Capitol to impede efforts to acquire control of Capitol. Those provisions include the following:

     CONTROL SHARE ACT. The MBCA contains provisions intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of "control shares" of large public Michigan corporations.

     The act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under that act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

     The act applies only to an "issuing public corporation." Capitol falls within the statutory definition of an "issuing public corporation." The act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws. Capitol has not "opted out" of the provisions of the act.

     FAIR PRICE ACT. Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The act provides that a super majority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination." The act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the company. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     As of February 15, 2002 Capitol's management beneficially owned (including immediately exercisable stock options) control of approximately 27.85% of Capitol's outstanding common stock. It is now unknown what percentage will be owned by management upon completion of the exchange. If management's shares are voted as a block, management will be able to prevent the attainment of the required supermajority approval.


     The supermajority vote required by the act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     The requirements of the act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

                       WHERE YOU CAN FIND MORE INFORMATION

     Capitol has filed a registration statement on Form S-4 to register with the SEC the Capitol common stock to be issued to Sunrise shareholders in the exchange. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Capitol in addition to being a proxy statement of Sunrise for the shareholders' meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     In addition, Capitol files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

     Public Reference Room              Chicago Regional Office Citicorp Center
     450 Fifth Street, N.W.             500 West Madison Street
     Room 1024                          Suite 1400
     Washington, D.C. 20549             Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Capitol and Sunrise, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about Capitol and Sunrise at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows Capitol to "incorporate by reference" the information it files with the SEC. This permits Capitol to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. Capitol incorporates by reference the following documents that have been filed with the SEC:

       Capitol Bancorp Ltd. SEC Filings
              (File No. 0-18461)                           Period
              ------------------                           ------

     *    Quarterly Report on Form 10-Q          Period ended June 30, 2002

     *    Quarterly Report on Form 10-Q          Period ended March 31, 2002

     *    Current Report on Form 8-K             Filed March 29, 2002

     *    Proxy Statement on Schedule 14A        Annual Meeting Held May 2, 2002

     *    Annual Report on Form 10-K             Year ended December 31, 2001

     *    Registration Statement on Form 8-A     Filed April 19, 1990
          filed April 19, 1990

     In addition, all subsequent documents filed with the SEC by Capitol pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/ prospectus, and prior to the meeting of shareholders in connection with the exchange, shall be deemed to be incorporated by reference into this proxy statement/prospectus and to be a part hereof from the date of filing such documents. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus or another such document shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or another such document or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified superseded, to constitute a part of this proxy statement/prospectus.

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY SEPTEMBER 16, 2002 TO RECEIVE THEM BEFORE THE SHAREHOLDERS' MEETING. If you request exhibits to any documents incorporated by reference, Capitol will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received.


     No one has been authorized to give any information or make any representation about Sunrise, Capitol or the exchange, that differs from, or adds to, the information in this document or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange, or to ask for offers of exchange, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement/prospectus does not extend to you.

     The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about Capitol has been supplied by Capitol, and information about Sunrise has been supplied by Sunrise.

                                  LEGAL MATTERS


     Certain legal matters relating to the validity of the shares of Capitol common stock offered by this proxy statement/prospectus will be passed upon for Capitol by Brian English, Capitol's General Counsel. Certain federal income tax matters relating to the exchange will be passed upon for Capitol by Snell & Wilmer, L.L.P.


                                     EXPERTS

     The consolidated financial statements of Capitol Bancorp Limited incorporated by reference in this proxy statement/prospectus included in Capitol Bancorp Limited's annual report to shareholders incorporated by reference in the Company's Annual Report on Form 10-K have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Sunrise Capital Corporation included in this proxy statement/prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and is included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                      [This page intentionally left blank]

                                     ANNEX A

                             PLAN OF SHARE EXCHANGE


     THIS PLAN OF SHARE EXCHANGE ("Plan") is entered into effective September 30, 2002 between and among CAPITOL BANCORP LIMITED, a Michigan corporation ("Capitol") and the SHAREHOLDERS of SUNRISE CAPITAL CORPORATION ("Sunrise").


                                 R E C I T A L S

     A. Sunrise is a New Mexico corporation which commenced operations in 1999.

     B. Capitol is now the holder of a controlling interest in the duly issued and outstanding common stock of Sunrise.

     C. Capitol's common stock ("Capitol common stock") is traded on the National Market System of the NASDAQ Stock Market, Inc.

     D. Sunrise's Board of Directors has determined that it would be in the best interest of Sunrise's stockholders to exchange their shares of stock in Sunrise for shares of Capitol common stock as described in this Plan, and Capitol is willing to make an exchange on those terms.

     The parties adopt this Plan as of the effective date.

     1. THE EXCHANGE. Each shareholder who holds Sunrise common stock will exchange his, her or their shares of Sunrise common stock for shares of Capitol common stock according to an exchange ratio determined as follows:


          SUNRISE SHARE VALUE. The share value of each share of Sunrise common stock shall be $13.25 per share.


          CAPITOL SHARE VALUE. The share value of each share of Capitol common stock shall be $21.816, the average of the closing prices of Capitol's common stock for the thirty-day period ended June 14, 2002, as reported by the Nasdaq National Market.

          EXCHANGE RATIO. The exchange ratio will be determined by dividing the Sunrise Share Value by the Capitol Share Value.

     Each Sunrise shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their Sunrise common stock calculated by multiplying the number of shares of Sunrise common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

     2. APPROVALS NECESSARY. The following approvals will be necessary prior to the Plan becoming effective:

          a. The Board of Directors of Sunrise shall have approved and adopted the Plan.

          b. The Board of Directors of Capitol shall have approved and adopted the Plan.

          c. A majority of the common stock of Sunrise (exclusive of the shares held by Capitol) shall have been voted to approve and adopt the Plan at a meeting of the shareholders called for that purpose.

          d. The Securities and Exchange Commission shall have declared effective the Registration Statement registering the shares of stock of Capitol common stock to be issued in the exchange.

     3. FAIRNESS OPINION. The Board of Directors of Sunrise shall have secured the opinion of a recognized firm of financial advisors that the share exchange is fair from a financial point of view to the shareholders of Sunrise.


     4. TAX OPINION. Snell & Wilmer, L.L.P., shall have issued its legal opinion that the share exchange will constitute a reorganization within the means of
Section 368 of the Internal Revenue Code of 1986, as amended, and that the exchange shall not be a taxable event to the shareholders of Sunrise (except to the extent of cash received in lieu of fractional shares).


     5. SURRENDER OF CERTIFICATES. Each shareholder of Sunrise common stock shall surrender to Capitol his, her or their certificate(s) for shares of Sunrise common stock. Capitol shall direct its transfer agent, UMB Bank, n.a., to issue certificate(s) of Capitol common stock to be issued in the exchange. Certificate(s) of Capitol common stock shall be issued and registered in the same name as the shares of Sunrise common stock surrendered in exchange therefor, and shall thereafter be transferable in the same manner as otherwise provided for Capitol common stock. Shareholders of Sunrise will not be paid dividend payments, if any, paid by Capitol until such time as their certificates have been exchanged. Any such withheld dividend payment will be paid upon exchange of the certificate(s).

     6. NEW SUNRISE CERTIFICATE. Sunrise shall issue its certificate registering in the name of Capitol all shares of stock now registered to shareholders other than Capitol.

     7.   The transaction will be governed by the laws of the State of Michigan.

                                     ANNEX B

JMP FINANCIAL, INC.
753 GRAND MARAIS
GROSSE POINTE PARK, MI 48230
TEL/FAX (313) 824-1711


                                 August 19, 2002


Board of Directors
Sunrise Capital Corporation
225 Gold SW
Albuquerque, NM  87102

Ladies and Gentlemen:


     We have examined the proposed Plan of Share Exchange (the "Agreement") dated May 31, 2002 (as amended August 19, 2002), to be entered into between Capitol Bancorp Limited, a Michigan Corporation ("CBCL") and the shareholders (the "Shareholders") of Sunrise Capital Corporation ("Sunrise"), a New Mexico Corporation by which CBCL shall acquire from the Shareholders their outstanding shares of Sunrise, not already owned by CBCL, in exchange for shares of CBCL (the "Exchange").


     The terms of the transaction contemplated by the Agreement provide that each share of Sunrise's common stock, not already owned by CBCL and issued and outstanding as of September 30, 2002 (the "Effective Date") shall be exchanged, pursuant to the Exchange Ratio specified in the Agreement, into shares of CBCL. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange.

     JMP Financial, Inc. ("JMP"), as a regular part of its investment banking business, is engaged in the valuation of the securities of commercial and savings banks as well as the holding companies of commercial and savings banks in connection with mergers, acquisition, and divestitures, and for other purposes.

     In connection with this engagement and rendering this opinion, we reviewed materials deemed necessary and appropriate by us under the circumstances, including;

* Audited consolidated financial statements of Sunrise and CBCL for the years ended December 31, 2001, 2000 and 1999 as available;
* Unaudited financial statements of Sunrise for the period ended June 30, 2002;
* Certain unaudited internal financial information concerning the capital ratios of Sunrise;
*    Publicly available information concerning CBCL;
* Publicly available information with respect to certain other bank holding companies, which we deemed, appropriate, including competitors of CBCL and Sunrise.
* Publicly available information with respect to the nature and terms of certain other transactions which we consider relevant;
*    The Agreement;
* Reviewed certain historical market prices and trading volumes of Sunrise's and CBCL's common stock to the extent reasonably available. As to Sunrise, such review was limited to its initial offering of common stock.

Page Two
Sunrise Board of Directors
August 19, 2002

     We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial statements and other information reviewed by us for the purposes of the opinion expressed herein. We have not made an independent evaluation or appraisal of the assets and liabilities of Sunrise or CBCL or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal, except as referenced above. Additionally, we are not experts in the evaluation of reserves for loan losses, and we have not reviewed any individual credit files. For purposes of this opinion, we have assumed, based solely on management representations, that CBCL's and Sunrise's loan loss reserves are adequate in all material respects and that, in the aggregate, other conditions at CBCL and Sunrise are satisfactory and this opinion is conditioned upon such assumption. We have also assumed that there has been no material change in Sunrise's or CBCL's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to us for Sunrise and CBCL, respectively. This opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the opinion and that JMP does not have any litigation to update, revise or reaffirm it.


     The opinion expressed herein is being rendered to the Board of Directors of Sunrise for its use in evaluation of the proposed transaction, assuming the transaction is consummated upon the terms set forth in the Agreement.

     Based upon the terms and conditions of the Exchange and the current market value of CBCL's common stock, and based further upon such other considerations as we deem relevant, JMP is, subject to the foregoing, of the opinion on the date hereof, that the consideration to be received by the Shareholders in the Exchange would be fair from a financial point of view if the transaction contemplated by the Agreement is in fact consummated pursuant to the terms thereof.

                                        Sincerely,

                                        /s/ John Palffy

                                        John Palffy
                                        President
                                        JMP Financial, Inc.

                                     ANNEX C

                       [LETTERHEAD OF SNELL & WILMER, LLP]


                                 August 20, 2002


Capitol Bancorp Limited
One Business & Trade Center
200 Washington Square North
Lansing, MI 48933

     Re: FEDERAL TAX CONSEQUENCES OF PLAN OF SHARE EXCHANGE AND MERGER

Ladies and Gentlemen:

     We have acted as special counsel to Capitol Bancorp Ltd ("Capitol") in connection with the Plan of Share Exchange between Capitol, Sunrise Capital Corporation ("Sunrise") and the shareholders of Sunrise dated as of May 31, 2002 (as amended August 19, 2002) and a subsequent planned merger of Sunrise into Capitol (collectively, the "Plan").

     Capitol has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement"), with respect to the common shares of Capitol to be issued to holders of shares of common stock of Sunrise in connection with the Plan. In addition, Capitol has prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement"). In rendering our opinion, we have relied upon the facts stated in the Proxy Statement, the representations provided to us by Capitol and Sunrise, as summarized below, and upon such other documents as we have deemed appropriate, including the information about Capitol and Sunrise referenced in the Proxy Statement.

     We have assumed that (i) all parties to the Plan, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Plan, (ii) all facts, information, statements and representations qualified by the knowledge and/or belief of Capitol and/or Sunrise will be complete and accurate as of the effective date of the Plan as though not so qualified, (iii) the share exchange and subsequent merger will be consummated pursuant to the terms and conditions set forth in the Plan and the representations made to us by Capitol and Sunrise without the waiver or modification of any such terms and conditions, and (iv) the Plan, including the subsequent merger, will be authorized by and will be effected pursuant to applicable state law. We have also assumed that each Sunrise shareholder (not including Capitol) holds the shares of Sunrise common stock to be surrendered under the Plan as a capital asset.

     This opinion does not address the specific tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws, including: (i) banks; (ii) tax-exempt organizations;
(iii) insurance companies; (iv) dealers in securities or foreign currencies; (v) Sunrise shareholders, if any, who received their Sunrise common stock through the exercise of employee stock options or otherwise as compensation; (vi) Sunrise shareholders who are not U.S. persons; and (vii) Sunrise shareholders who hold Sunrise common stock as part of a hedge, straddle, or conversion transaction.

     Our opinion also does not address any consequences arising under the laws of any state, locality, or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the exchange.

Capitol Bancorp Limited
August 20, 2002
Page 2

     Our opinion is predicated on the accuracy of the following representations provided to us by Capitol:

     1. The share exchange will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified and Capitol has no plan or intention to waive or modify any such material conditions except that prior to the closing of the share exchange, the Boards of Directors of Capitol and Sunrise will approve the upstream merger of Sunrise into Capitol, which merger will be consummated within 120 days after the closing of the share exchange and at a time with Capitol as the sole shareholder of Sunrise.

     2. The fair market value of the Capitol common stock to be received by the Sunrise shareholders (other than Capitol) will be approximately equal to the fair market value of the Sunrise common stock surrendered under the Plan.

     3. Sunrise will merge with and into Capitol pursuant to the Plan within 120 days after the consummation of Capitol's acquisition of the remaining outstanding common shares of Sunrise. Capitol has no plan or intention to liquidate Sunrise or to merge Sunrise into another corporation other than Capitol. Capitol will not cause Sunrise to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business, or to sell or otherwise dispose of any of the Sunrise common stock acquired in the transaction.

     4. Capitol has no plan or intention to reacquire any of its common stock issued under the Plan.

     5. Capitol, Sunrise, and the shareholders of Sunrise will pay their respective expenses, if any, incurred in connection with the Plan.

     6. The only consideration that will be received by the shareholders of Sunrise (not including Capitol) for their common stock of Sunrise is voting common stock of Capitol. Further, no liabilities of any Sunrise shareholder will be assumed by Capitol, nor will any of the Sunrise stock acquired by Capitol be subject to any liabilities.

     7. Capitol will not own as of immediately before the effective date of the share exchange, directly or indirectly, any Sunrise common stock other than the Sunrise common stock acquired directly by Capitol on July 31, 2002.

     8. Capitol will not make any cash payments, directly or indirectly, to dissenting shareholders of Sunrise, nor will Capitol, directly or indirectly, reimburse Sunrise for any payments made by Sunrise to dissenting shareholders.

     9. Any cash payment made by Capitol to Sunrise shareholders in lieu of fractional shares of Capitol is solely for the purpose of avoiding the expense and inconvenience to Capitol of issuing fractional shares and does not represent separately bargained-for consideration.

     10. Capitol is not an investment company as defined in Section 368(a)(2)(F)(iii) or (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

     11. Capitol's acquisition of the remaining outstanding shares of Sunrise and the subsequent related merger of Sunrise into Capitol is being effected for bona fide business purposes and not for the purpose of tax avoidance.

     12. The liabilities of Sunrise assumed by Capitol and the liabilities to which the transferred assets of Sunrise are subject were incurred by Sunrise in the ordinary course of its business.

     13. Capitol is not indebted to Sunrise, and to the extent Sunrise is indebted to Capitol as of the closing of the merger, Capitol will have an adjusted tax basis in such debt equal to the principal amount being deemed satisfied by Sunrise as a result of the merger of Sunrise into Capitol.

Capitol Bancorp Limited
August 20, 2002
Page 3

     14. There will be no intercorporate indebtedness existing between Capitol and Sunrise as of the closing of the planned merger that was issued, acquired, or will be settled at a discount.

     15. None of the compensation received by any stockholder-employee of Sunrise pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his or her shares of Sunrise stock. None of the shares of common stock of Capitol received by any stockholder-employee of Sunrise pursuant to the planned merger are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employee of Sunrise pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     16. Capitol is not under the jurisdiction of a court in a Title 11 case within the meaning of Section 368(a)(3)(A) of the Code.

     Our opinion is also predicated on the accuracy of the following representations provided to us by Sunrise:

     1. The share exchange will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified and Sunrise has no plan or intention to waive or modify any such material conditions except that prior to the closing of the share exchange, the Boards of Directors of Capitol and Sunrise will approve the upstream merger of Sunrise into Capitol, which merger will be consummated within 120 days after the closing of the share exchange and at a time when all of the outstanding stock of Sunrise is owned by Capitol.

     2. The fair market value of the Capitol common stock to be received by the Sunrise shareholders will be approximately equal to the fair market value of the Sunrise common stock surrendered under the Plan.

     3. Sunrise has no plan or intention to issue additional shares of its stock that would result in Capitol losing "control" of Sunrise within the meaning of
Section 368(c) of the Code.

     4. Capitol, Sunrise, and the shareholders of Sunrise will pay their respective expenses, if any, incurred in connection with the Plan.

     5. At the time the Plan is executed, Sunrise will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any stock in Sunrise.

     6. In connection with the Plan, Sunrise has not sold, transferred or otherwise disposed of any of its assets as would prevent Capitol from either continuing the historic business of Sunrise or using a significant portion of Sunrise's historic business assets in a business following the merger of Sunrise into Capitol, both within the meaning of Treasury Regulation Section 1.368-1(d).

     7. Sunrise is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     8. Sunrise will pay any dissenting shareholders the value of their stock out of its own funds.

     9. On the closing dates of the share exchange and the subsequent merger, the fair market value of the assets of Sunrise will exceed the sum of its liabilities plus, the liabilities, if any, to which the assets are subject.

     10. At any time prior to the time both phases of the Plan are executed, Capitol will not have acquired any Sunrise stock for cash or for consideration other than Capitol voting stock.

     11. Sunrise is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

Capitol Bancorp Limited
August 20, 2002
Page 4


     Based upon and subject to the foregoing, and subject to the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement captioned "Material Federal Income Tax Consequences" and incorporated by reference in this opinion, we are of the opinion that:

          1) The exchange by shareholders of Sunrise (other than Capitol) of common stock shares of Sunrise for common stock shares of Capitol followed by the merger of Sunrise into Capitol pursuant to the Plan will qualify as a reorganization within the meaning of Section 368(a) of the Code;

          2) No gain or loss will be recognized by the shareholders of Sunrise who exchange their Sunrise common stock solely for Capitol common stock (except with respect to cash received instead of fractional shares of Capitol common stock) in connection with the Plan and related merger of Sunrise into Capitol;

          3) The aggregate tax basis of the Capitol common stock received by Sunrise shareholders who exchange all of their Sunrise common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of the Sunrise common stock surrendered in the exchange (reduced by any adjusted basis allocable to a fractional share of Capitol common stock for which cash is received);

          4) The holding period of the Capitol common stock received by a former shareholder of Sunrise will include the holding period of shares of Sunrise common stock surrendered in the exchange; and

          5) A holder of Sunrise common stock who receives a cash payment instead of a fractional share of Capitol common stock will recognize capital gain or loss to the extent such cash payment is treated pursuant to Section 302 of the Code as made in exchange for the fractional share. Such gain or loss will be equal to the difference between the cash amount received and the portion of the holder's adjusted basis in shares of Sunrise common stock allocable to the fractional share, and such gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the Sunrise common stock satisfies the long-term holding period requirement.

     No opinion is expressed on any matters other than those specifically stated. This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement and to the use of our name in that portion of the Proxy Statement captioned "Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                        Very truly yours,

                                        /s/ SNELL & WILMER, L.L.P.

                                     ANNEX D

           FINANCIAL INFORMATION REGARDING SUNRISE CAPITAL CORPORATION

Management's Discussion and Analysis of Financial Condition
  and Results of Operations................................................  D-2
Condensed Consolidated Interim Financial Statements:
  Consolidated Balance Sheets as of June 30, 2002 and December 31, 2001....  D-6
  Consolidated Statements of Operations for the Six Months
    Ended June 30, 2002 and 2001...........................................  D-7
  Consolidated Statements of Changes in Stockholders' Equity for the
    Six Months Ended June 30, 2002 and 2001................................  D-8
  Consolidated Statements of Cash Flows for the Six Months
    Ended June 30, 2002 and 2001...........................................  D-9
  Notes to Consolidated Interim Financial Statements....................... D-10
Audited Consolidated Financial Statements:
  Report of Independent Auditors........................................... D-12
  Consolidated Balance Sheets as of December 31, 2001 and 2000............. D-13
  Consolidated Statements of Operations for the Years
    Ended December 31, 2001, 2000 and 1999................................. D-14
  Consolidated Statements of Changes in Stockholders' Equity for the Years
    Ended December 31, 2001, 2000 and 1999................................. D-15
  Consolidated Statements of Cash Flows for the Years
    Ended December 31, 2001, 2000 and 1999................................. D-16
Notes to Consolidated Financial Statements................................. D-17

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations
                           SUNRISE CAPITAL CORPORATION
                PERIODS ENDED JUNE 30, 2002 AND DECEMBER 31, 2001

FINANCIAL CONDITION

Sunrise Capital Corporation is engaged in commercial banking activities through its subsidiaries Sunrise Bank of Arizona (wholly-owned), Sunrise Bank of Albuquerque (87% owned) and Sunrise Bank of San Diego (64% owned). The Corporation's banks provide a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in their communities.

Total assets approximated $154.2 million at June 30, 2002, an increase from $137.2 million at December 31, 2001; no new banks were added during this period; however new loan production offices have been recently added. Total assets approximated $84.9 million at year-end 2000. Asset increases during 1999, 2000 and 2001 were very significant due to banks added during these periods and their respective growth.

Total portfolio loans approximated $131.9 million at June 30, 2002, an increase of approximately $15.2 million from the $116.7 million level at December 31, 2001. At December 31, 2000, total portfolio loans approximated $75.8 million. Commercial loans approximated 95% of total portfolio loans at June 30, 2002 consistent with the Corporation's emphasis on commercial lending activities. Real estate mortgage and installment loans approximated 5% of total portfolio loans at June 30, 2002.

The allowance for loan losses at June 30, 2002 approximated $1.8 million or 1.35% of total portfolio loans, a slight decrease over the year-end 2001 ratio of 1.36%.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors.

Net charge-offs totaled $3,000 for the first six months of 2002 (none in the corresponding period in 2001). Net charge-offs totaled $56,000 and $236,000 for the year ended December 31, 2001 and 2000, respectively (none in 1999).

Other assets decreased in early 2001, due to the write-off of pre-opening and other start-up costs associated with Sunrise Bank of San Diego upon its commencement of operations.

The Corporation's growth has been funded primarily by deposits, most of which are interest-bearing. Total deposits approximated $136.1 million at June 30, 2002, an increase of approximately $16.8 million from the $119.3 million level at December 31, 2001. Deposits increased significantly in 2001 from the $74.5 million level at the beginning of the year.

The Corporation's Banks generally do not rely upon brokered deposits as a key funding source; deposits are generally obtained within the Banks' communities.

The Banks emphasize obtaining noninterest-bearing deposits as a means to reduce their cost of funds. Noninterest-bearing deposits approximated $18.9 million at June 30, 2002 or about 14% of total deposits, an increase of approximately $2.6 million from December 31, 2001. Noninterest-bearing deposits fluctuate significantly from day to day, depending upon customer account activity.

Stockholders' equity approximated $12.9 million at June 30, 2002 or approximately 8.4% of total assets. Capital adequacy is discussed elsewhere in this narrative.

RESULTS OF OPERATIONS

Net income for the six months ended June 30, 2002 approximated $245,000, compared with a net loss of $398,000 in the six-month 2001 period. Net losses for 2001, 2000 and 1999 were $88,000, $243,000 and $634,000, respectively.
Operating losses during these periods are attributed to the start-up nature of the Corporation's Banks. The associated charge or credit to operations relating to minority interests in income or loss of consolidated subsidiaries varies based on the operating results of those subsidiaries and the respective ownership percentage.

During the interim 2002 period, the Corporation's profitability has been the result of the Banks' loan and deposit portfolios reaching a sufficient size to generate an adequate margin to cover operating expenses and produce earnings. Interim 2002 operating results are not necessarily indicative of results expected for the year ending December 31, 2002. Earlier in 2002, Sunrise Bank of Arizona has opened new loan production offices which will not initially contribute earnings and are expected to incur losses in the near term.

The principal source of operating revenues is interest income. Total interest income for the six months ended June 30, 2002 approximated $5.9 million, compared with $5.8 million in the first six months of 2001. For the year ended December 31, 2001, total interest income approximated $11.8 million, compared with $6.3 million in 2000 and $1.5 million in 1999.

Total interest expense approximated $1.8 million for the six months ended June 30, 2002, compared with $2.6 million for the first six months of 2001; the decrease in interest expense is the result of lower interest rates on deposits. For the year ended December 31, 2001, total interest expense approximated $5.1 million, compared with $2.7 million in 2000 and $500,000 in 1999.

Net interest income approximated $4.1 million for the six months ended June 30, 2002, compared with $3.2 million for the corresponding 2001 period. Net interest income for the year ended December 31, 2001 approximated $6.7 million, significantly more than the $3.6 million in 2000 and $1.1 million in 1999.

Provisions for loan losses have been based primarily upon amounts necessary to increase the allowance for loan losses to the regulatorily-imposed ratio requirement of not less than 1% of total portfolio loans outstanding and management's analysis of other allowance requirements discussed previously. For the interim 2002 and 2001 periods, provisions for loan losses fluctuated significantly ($198,000 and $520,000 for the six months ended June 30, 2002 and 2001, respectively) due to changes in loan origination volume. Provisions for loan losses on an annual basis have varied ($755,000 for the year ended December 31, 2001, $874,000 in 2000 and $232,000 in 1999) mainly due to portfolio growth and changes in asset quality.

Total noninterest income approximated $186,000 for the six months ended June 30, 2002 ($46,000 in the corresponding 2001 period) and approximated $129,000 for the year ended December 31, 2001, $142,000 in 2000 and $14,000 in 1999. The 2002
increase relates to gains on sale of government-guaranteed loans.

Total noninterest expense approximated $3.6 million for the six months ended June 30, 2002, closely approximating the corresponding 2001 period. However, noninterest expense in the interim 2001 period included start-up costs associated with Sunrise Bank of San Diego. For the year ended December 31, 2001, total noninterest expense approximated $6.5 million, compared with $3.3 million in 2000 and $1.5 million in the 1999 period. Increases in noninterest expense in each year relate to the number and size of the Banks.

The principal component of noninterest expense is salaries and employee benefits which has increased during these periods based upon the increased staffing required to serve customers and to facilitate growth.

LIQUIDITY AND CAPITAL RESOURCES

The principal funding source for asset growth and loan origination activities is deposits. Growth in deposits and loans was previously discussed in this narrative. As stated previously, most of the deposit growth has been deployed into commercial loans, consistent with the Bank's emphasis on commercial lending activities.

Cash and cash equivalents approximated $20.6 million at June 30, 2002, compared with $19.4 million at December 31, 2001 and $6.8 million at December 31, 2000. As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time. Management believes the Corporation's liquidity position at June 30, 2002 is adequate to fund loan demand and to meet depositor needs.

At June 30, 2002 and December 31, 2001, the Corporation had approximately $397,000 and $122,000, respectively, of investment securities classified as available for sale which can be utilized to meet various liquidity needs as they arise.

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies. In the case of Sunrise Capital Corporation, its Banks are subject to a more restrictive requirement than is applicable to most banks inasmuch as the Banks must maintain a capital-to-asset ratio of not less than 8% for their first three years of operation. In the opinion of management, the Corporation and its Banks are in compliance with the regulatory capital requirements to which they are subject as of June 30, 2002 and preceding balance-sheet dates.

IMPACT OF NEW ACCOUNTING STANDARDS

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that all business combinations be accounted for under a prior standard of purchase accounting, eliminating the so-called pooling-method which was used to account for some business combinations. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This standard did not have a material effect on the Corporation's consolidated financial statements.

Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of the Statement which, for most companies, will be January 1, 2002. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. As of June 30, 2002 and December 31, 2001, the Corporation had no recorded goodwill.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Sunrise's consolidated financial statements.

                           SUNRISE CAPITAL CORPORATION

                                   ----------

                    INTERIM FINANCIAL STATEMENTS (UNAUDITED)

                     SIX MONTHS ENDED JUNE 30, 2002 AND 2001

CONSOLIDATED BALANCE SHEETS

SUNRISE CAPITAL CORPORATION

                                                           June 30        December 31
                                                            2002             2001
                                                        -------------    -------------
                                                         (unaudited)
ASSETS
Cash and due from banks                                 $   6,260,813    $   2,383,786
Interest-bearing deposits with banks                            1,086          507,540
Federal funds sold                                         14,379,000       16,545,000
                                                        -------------    -------------
          Cash and cash equivalents                        20,640,899       19,436,326
Loans held for resale                                          34,785
Investment securities:
  Available for sale, carried at market value                 396,730          122,086
  Held for long-term investment, carried at amortized
    cost which approximates market value                       72,400           30,000
                                                        -------------    -------------
          Total investment securities                         469,130          152,086
Portfolio loans:
  Commercial                                              125,186,425      110,018,614
  Real estate mortgage                                      4,820,790        4,613,974
  Installment                                               1,876,365        2,068,503
                                                        -------------    -------------
          Total portfolio loans                           131,883,580      116,701,091
  Less allowance for loan losses                           (1,782,000)      (1,587,000)
                                                        -------------    -------------
          Net portfolio loans                             130,101,580      115,114,091
Premises and equipment                                      1,062,168          990,594
Accrued interest income                                       519,540          465,957
Other assets                                                1,331,809        1,072,569
                                                        -------------    -------------

          TOTAL ASSETS                                  $ 154,159,911    $ 137,231,623
                                                        =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                   $  18,865,040    $  16,253,081
  Interest-bearing                                        117,188,765      103,046,224
                                                        -------------    -------------
          Total deposits                                  136,053,805      119,299,305
Debt obligations payable to majority shareholder            1,406,596        1,406,596
Accrued interest on deposits and other liabilities            611,325          740,546
                                                        -------------    -------------
          Total liabilities                               138,071,726      121,446,447

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES             3,161,087        3,103,304

STOCKHOLDERS' EQUITY:
Common stock, no par value;
  25,000,000 shares authorized;
  1,492,923 issued and outstanding                         13,669,900       13,669,900
Retained-earnings deficit                                    (744,679)        (989,763)
Market value adjustment (net of tax effect) for
  investment securities available for sale                      1,877            1,735
                                                        -------------    -------------
          Total stockholders' equity                       12,927,098       12,681,872
                                                        -------------    -------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $ 154,159,911    $ 137,231,623
                                                        =============    =============

See notes to interim financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

SUNRISE CAPITAL CORPORATION

                                                          Six Months Ended
                                                               June 30
                                                      -------------------------
                                                         2002          2001
                                                      -----------   -----------
Interest income:
  Portfolio loans (including fees)                    $ 5,767,523   $ 5,348,041
  Taxable investment securities                             9,874         4,988
  Federal funds sold                                      108,007       330,634
  Other                                                     3,789       119,968
                                                      -----------   -----------
          Total interest income                         5,889,193     5,803,631

Interest expense:
  Deposits                                              1,760,222     2,570,890
  Other                                                    52,314        61,416
                                                      -----------   -----------
          Total interest expense                        1,812,536     2,632,306
                                                      -----------   -----------
          Net interest income                           4,076,657     3,171,325
Provision for loan losses                                 198,056       520,000
                                                      -----------   -----------
          Net interest income after
            provision for loan losses                   3,878,601     2,651,325

Noninterest income:
  Service charges on deposit accounts                      62,191        29,665
  Other                                                   124,069        16,330
                                                      -----------   -----------
          Total noninterest income                        186,260        45,995

Noninterest expense:
  Salaries and employee benefits                        2,191,014     1,524,411
  Occupancy                                               278,116       227,927
  Other                                                 1,158,864     1,805,266
                                                      -----------   -----------
          Total noninterest expense                     3,627,994     3,557,604
                                                      -----------   -----------
Income (loss) before federal income taxes
  and minority interest                                   436,867      (860,284)
Federal income taxes (benefit)                            134,000      (201,000)
                                                      -----------   -----------
Income (loss) before minority interest                    302,867      (659,284)
Charge (credit) resulting from minority interest in
  net income (loss) of consolidated subsidiaries           57,783      (260,850)
                                                      -----------   -----------

          NET INCOME (LOSS)                           $   245,084   $  (398,434)
                                                      ===========   ===========

          NET INCOME (LOSS) PER SHARE                 $      0.16   $     (0.40)
                                                      ===========   ===========

See notes to interim financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

SUNRISE CAPITAL CORPORATION

                                                                                         Accumulated
                                                                          Retained-         Other
                                                           Common         Earnings      Comprehensive
                                                           Stock           Deficit         Income           Total
                                                        ------------    ------------    -------------    ------------
SIX MONTHS ENDED JUNE 30, 2001
------------------------------
Balances at January 1, 2001                             $  8,669,896    $   (902,152)    $        -0-    $  7,767,744

Issuance of 416,667 shares of common stock
  for cash consideration of $12 per share                  5,000,004                                        5,000,004

Components of comprehensive income:
  Net loss for the period                                                   (398,434)                        (398,434)
  Market value adjustment for investment
    securities available for sale (net of tax effect)                                           1,821           1,821
                                                                                                         ------------
      Comprehensive income (loss) for the period                                                             (396,613)
                                                        ------------    ------------     ------------    ------------

  BALANCES AT JUNE 30, 2001                             $ 13,669,900    $ (1,300,586)    $      1,821    $ 12,371,135
                                                        ============    ============     ============    ============

SIX MONTHS ENDED JUNE 30, 2002
------------------------------
Balances at January 1, 2002                             $ 13,669,900    $   (989,763)    $      1,735    $ 12,681,872

Components of comprehensive income:
  Net income for the period                                                  245,084                          245,084
  Market value adjustment for investment
    securities available for sale (net of tax effect)                                             142             142
                                                                                                         ------------
      Comprehensive income for the period                                                                     245,226
                                                        ------------    ------------     ------------    ------------

  BALANCES AT JUNE 30, 2002                             $ 13,669,900    $   (744,679)    $      1,877    $ 12,927,098
                                                        ============    ============     ============    ============

See notes to interim financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

SUNRISE CAPITAL CORPORATION

                                                                     Six Months Ended
                                                                         June 30
                                                               ----------------------------
                                                                   2002            2001
                                                               ------------    ------------
OPERATING ACTIVITIES
  Net income (loss) for the period                             $    245,084    $   (398,434)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
      Provision for loan losses                                     198,056         520,000
      Depreciation of premises and equipment                        130,630         132,739
      Minority interest in net income (loss) of consolidated
        subsidiaries                                                 57,783        (260,850)
      Net amortization of investment security premiums                  525              84
      Deferred income taxes                                          80,000        (183,000)
  Originations and purchases of loans held for resale            (1,391,785)
  Proceeds from sales of loans held for resale                    1,357,000
  Decrease (increase) in accrued interest income and other
    assets                                                         (392,897)      1,021,580
  Increase (decrease) in accrued interest on deposits and
    other liabilities                                              (129,221)        130,672
                                                               ------------    ------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                 155,175         962,791

INVESTING ACTIVITIES
  Proceeds from maturities of investment securities
    available for sale                                               38,393          21,286
  Purchases of investment securities                               (355,802)
  Net increase in portfolio loans                               (15,185,489)    (29,220,064)
  Purchases of premises and equipment                              (202,204)       (516,129)
                                                               ------------    ------------
          NET CASH USED BY INVESTING ACTIVITIES                 (15,705,102)    (29,714,907)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts
    and savings accounts                                          3,407,230      20,568,454
  Net increase in certificates of deposit                        13,347,270      19,046,727
  Repayment of debt obligations                                                    (448,404)
  Net proceeds from issuance of common stock                                      5,000,004
  Resources provided by minority interests                                        2,910,600
                                                               ------------    ------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES              16,754,500      47,077,381
                                                               ------------    ------------
          INCREASE IN CASH AND CASH EQUIVALENTS                   1,204,573      18,325,265
Cash and cash equivalents at beginning of period                 19,436,326       6,793,868
                                                               ------------    ------------

          CASH AND CASH EQUIVALENTS AT END OF PERIOD           $ 20,640,899    $ 25,119,133
                                                               ============    ============

See notes to interim financial statements.

    NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                           SUNRISE CAPITAL CORPORATION

NOTE A--BASIS OF PRESENTATION

     The accompanying condensed financial statements of Sunrise Capital Corporation have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

     The statements do, however, include all adjustments of a normal recurring nature which Sunrise considers necessary for a fair presentation of the interim periods.

     The results of operations for the six-month period ended June 30, 2002 are not necessarily indicative of the results to be expected for the year ending December 31, 2002.

NOTE B--NEW ACCOUNTING STANDARDS

     In July 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that all business combinations be accounted for under a prior standard of purchase accounting, eliminating the so-called pooling-method which was used to account for some business combinations. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This standard did not have a material effect on the Corporation's consolidated financial statements.

     Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of the Statement which, for most companies, will be January 1, 2002. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. As of December 31, 2001 and June 30, 2002, the Corporation had no recorded goodwill.

     A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Sunrise's consolidated financial statements.

                           SUNRISE CAPITAL CORPORATION

                                   ----------

                              FINANCIAL STATEMENTS

                 PERIODS ENDED DECEMBER 31, 2001, 2000 AND 1999

REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
Sunrise Capital Corporation

We have audited the accompanying consolidated balance sheets of Sunrise Capital Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunrise Capital Corporation and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ BDO Seidman, LLP


Los Angeles, California
January 31, 2002

CONSOLIDATED BALANCE SHEETS

SUNRISE CAPITAL CORPORATION

                                                                  - December 31 -
                                                               2001             2000
                                                           -------------    -------------
ASSETS
Cash and due from banks                                    $   2,383,786    $   3,613,868
Interest-bearing deposits with banks                             507,540
Federal funds sold                                            16,545,000        3,180,000
                                                           -------------    -------------
          Cash and cash equivalents                           19,436,326        6,793,868
Investment securities--Note C:
  Available for sale, carried at market value                    122,086          151,239
  Held for long-term investment, carried at amortized
    cost which approximates market value                          30,000
                                                           -------------    -------------
          Total investment securities                            152,086          151,239
Portfolio loans--Note D:
  Commercial                                                 110,018,614       73,792,135
  Real estate mortgage                                         4,613,974        1,790,697
  Installment                                                  2,068,503          250,270
                                                           -------------    -------------
          Total portfolio loans                              116,701,091       75,833,102
  Less allowance for loan losses                              (1,587,000)        (888,000)
                                                           -------------    -------------
          Net portfolio loans                                115,114,091       74,945,102
Premises and equipment--Note F                                   990,594          692,208
Accrued interest income                                          465,957          401,715
Other assets                                                   1,072,569        1,923,682
                                                           -------------    -------------

          TOTAL ASSETS                                     $ 137,231,623    $  84,907,814
                                                           =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing                                      $  16,253,081    $   8,561,720
  Interest-bearing--Note H                                   103,046,224       65,913,268
                                                           -------------    -------------
          Total deposits                                     119,299,305       74,474,988
Debt obligations payable to majority shareholder--Note E       1,406,596        1,855,000
Accrued interest on deposits and other liabilities               740,546          319,042
                                                           -------------    -------------
          Total liabilities                                  121,446,447       76,649,030

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARY--Note A          3,103,304          491,040

STOCKHOLDERS' EQUITY--Notes I and M:
Common stock, no par value,
  25,000,000 shares authorized;
  issued and outstanding:
     2001--1,492,923 shares
     2000--1,076,256 shares                                   13,669,900        8,669,896
Retained-earnings deficit                                       (989,763)        (902,152)
Market value adjustment (net of tax effect) for
  investment securities available for sale                         1,735
                                                           -------------    -------------
          Total stockholders' equity                          12,681,872        7,767,744
                                                           -------------    -------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $ 137,231,623    $  84,907,814
                                                           =============    =============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

SUNRISE CAPITAL CORPORATION

                                                                         - Year Ended December 31 -
                                                                --------------------------------------------
                                                                    2001            2000            1999
                                                                ------------    ------------    ------------
Interest income:
  Portfolio loans (including fees)                              $ 11,103,306    $  5,866,345    $  1,292,927
  Taxable investment securities                                        8,590             972
  Federal funds sold                                                 607,879         417,860         212,236
  Other                                                              126,273           1,783          38,129
                                                                ------------    ------------    ------------
          Total interest income                                   11,846,048       6,286,960       1,543,292

Interest expense:
  Deposits                                                         5,038,114       2,640,992         477,030
  Other                                                              107,605          31,820             719
                                                                ------------    ------------    ------------
          Total interest expense                                   5,145,719       2,672,812         477,749
                                                                ------------    ------------    ------------
          Net interest income                                      6,700,329       3,614,148       1,065,543
Provision for loan losses--Note D                                    754,672         873,895         232,000
                                                                ------------    ------------    ------------
          Net interest income after provision for loan losses      5,945,657       2,740,253         833,543

Noninterest income:
  Service charges on deposit accounts                                 73,474          41,701          12,176
  Other                                                               55,535         100,367           1,589
                                                                ------------    ------------    ------------
          Total noninterest income                                   129,009         142,068          13,765

Noninterest expense:
  Salaries and employee benefits                                   3,159,093       1,641,935         842,986
  Occupancy                                                          485,456         211,674          98,425
  Equipment rent, depreciation and maintenance                       356,273         182,246          93,596
  Other                                                            2,478,581       1,250,638         504,667
                                                                ------------    ------------    ------------
          Total noninterest expense                                6,479,403       3,286,493       1,539,674
                                                                ------------    ------------    ------------
Loss before federal income tax benefit, minority interest and
  cumulative effect of change in accounting principle               (404,737)       (404,172)       (692,366)
Federal income tax benefit--Note G                                    28,000         109,000         235,000
                                                                ------------    ------------    ------------
Loss before minority interest and cumulative effect of
  change in accounting principle                                    (376,737)       (295,172)       (457,366)
Credit resulting from minority interest in net loss of
  consolidated subsidiaries                                          289,126          52,460
                                                                ------------    ------------    ------------
Loss before cumulative effect of change in accounting
  principle                                                          (87,611)       (242,712)       (457,366)
Cumulative effect of change in accounting principle--
  Note B ($0.25 per share)                                                                          (176,307)
                                                                ------------    ------------    ------------

          NET LOSS                                              $    (87,611)   $   (242,712)   $   (633,673)
                                                                ============    ============    ============

          NET LOSS PER SHARE                                    $      (0.06)   $      (0.23)   $      (0.91)
                                                                ============    ============    ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

SUNRISE CAPITAL CORPORATION

                                                                                  Accumulated
                                                                   Retained-         Other
                                                   Common          Earnings      Comprehensive
                                                   Stock            Deficit         Income            Total
                                                ------------     ------------    -------------     ------------
Balances at January 1, 1999                     $  4,200,000     $    (25,767)                     $  4,174,233

Issuance of 97,550 shares of common stock
  upon formation of bank subsidiary for cash
  consideration of $7.00 per share                   682,836                                            682,836

Issuance of 300,000 shares of common stock
  for cash consideration of $10.00 per share       3,000,000                                          3,000,000

Net loss for 1999                                                    (633,673)                         (633,673)
                                                ------------     ------------                      ------------

BALANCES AT DECEMBER 31, 1999                      7,882,836         (659,440)                        7,223,396

Issuance of 78,706 shares of common stock for
  cash consideration of $10.00 per share             787,060                                            787,060

Net loss for 2000                                                    (242,712)                         (242,712)
                                                ------------     ------------                      ------------

BALANCES AT DECEMBER 31, 2000                      8,669,896         (902,152)                        7,767,744

Issuance of 416,667 shares of common stock
  for cash consideration of $12 per share          5,000,004                                          5,000,004

Components of comprehensive loss:
  Net loss for 2001                                                   (87,611)                          (87,611)
  Market value adjustment for investment
    securities available for sale (net of
    income tax effect)                                                            $      1,735            1,735
                                                                                                   ------------
      Comprehensive loss for 2001                                                                       (85,876)
                                                ------------     ------------     ------------     ------------

BALANCES AT DECEMBER 31, 2001                   $ 13,669,900     $   (989,763)    $      1,735     $ 12,681,872
                                                ============     ============     ============     ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUNRISE CAPITAL CORPORATION

                                                                      - Year Ended December 31 -
                                                             --------------------------------------------
                                                                 2001            2000            1999
                                                             ------------    ------------    ------------
OPERATING ACTIVITIES
  Net loss                                                   $    (87,611)   $   (242,712)   $   (633,673)
  Adjustments to reconcile net loss to net cash
    provided (used) by operating activities:
      Provision for loan losses                                   754,672         873,895         232,000
      Depreciation of premises and equipment                      270,957         143,095          72,652
      Net amortization of investment security premiums                265
      Minority interest in net losses of consolidated
        subsidiaries                                             (289,126)        (52,460)
      Deferred income taxes                                      (133,000)       (109,000)       (326,000)
      Cumulative effect of change in accounting
        principle                                                                                 176,307
  Decrease (increase) in accrued interest income and
    other assets                                                  918,922      (1,857,646)       (104,989)
  Increase (decrease) in accrued interest on deposits
    and other liabilities                                         421,504         213,995          (6,820)
                                                             ------------    ------------    ------------
          NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES      1,856,583      (1,030,833)       (590,523)

INVESTING ACTIVITIES
  Proceeds from calls and maturities of investment
    securities available for sale                                  31,572
  Purchases of investment securities available for sale                          (151,239)
  Purchases of investment securities held for
    long-term investment                                          (30,000)
  Net increase in portfolio loans                             (40,923,661)    (50,881,382)    (23,207,135)
  Purchases of premises and equipment                            (569,343)       (482,377)       (355,895)
                                                             ------------    ------------    ------------
          NET CASH USED BY INVESTING ACTIVITIES               (41,491,432)    (51,514,998)    (23,563,030)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts
    and savings accounts                                       39,357,545      10,106,006       9,377,964
  Net increase in certificates of deposit                       5,466,772      41,082,283      12,625,884
  Net proceeds from (payments on) debt obligations               (448,404)      1,855,000
  Net proceeds from issuance of common stock                    5,000,004         787,060       3,682,836
  Resources provided by minority interests                      2,901,390         543,500
                                                             ------------    ------------    ------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES            52,277,307      54,373,849      25,686,684
                                                             ------------    ------------    ------------
          INCREASE IN CASH AND CASH EQUIVALENTS                12,642,458       1,828,018       1,533,131
Cash and cash equivalents at beginning of year                  6,793,868       4,965,850       3,432,719
                                                             ------------    ------------    ------------

          CASH AND CASH EQUIVALENTS AT END OF YEAR           $ 19,436,326    $  6,793,868    $  4,965,850
                                                             ============    ============    ============

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE A--NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF
        CONSOLIDATION

Sunrise Capital Corporation (the "Corporation") is a bank development company. At December 31, 2001, it had three subsidiaries (collectively, the "Banks"), Sunrise Bank of Arizona (wholly-owned), Sunrise Bank of Albuquerque (87% owned) and Sunrise Bank of San Diego (64% owned).

Sunrise Bank of Arizona commenced operations in December 1998. The Corporation became a bank holding company in 1999, and Sunrise Bank of Arizona became its wholly-owned subsidiary, through a one-for-one stock exchange transaction with the Bank's shareholders. Sunrise Bank of Albuquerque commenced operations in 2000. Sunrise Bank of San Diego commenced operations in 2001. The Corporation is approximately 71% owned by Sun Community Bancorp Limited, a bank development company headquartered in Phoenix, Arizona.

The Corporation and the Banks are engaged in a single business activity--banking. The Banks provide a full range of banking services to individuals, businesses and other customers located in their respective communities. The Banks focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net-worth individuals. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. The principal markets for the Bank's financial services are the communities in which the Banks are located and the areas immediately surrounding those communities. The Banks also emphasize loan programs of the U.S. Small Business Administration.

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interests.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing) and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

INVESTMENT SECURITIES: Investment securities available for sale are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income). All other investment securities are classified as held for long-term investment and are carried at amortized cost, which approximates market value. Investments are classified at the date of purchase based on management's analysis of liquidity and other factors. The adjusted cost of the specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS, CREDIT RISK AND ALLOWANCE FOR LOAN LOSSES: Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business. Consistent with the Banks' emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Corporation, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Corporation's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses in the portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

INTEREST AND FEES ON LOANS: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of portfolio loans generally approximate the direct costs of successful loan originations.

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

STOCK-BASED COMPENSATION: No stock-based compensation expense is recorded upon granting of stock options because such stock options are accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations) and are granted at an exercise price equal to the market price of common stock at grant date. Pro forma disclosure of alternative accounting recognition is made in Note I.

PREMISES AND EQUIPMENT: Premises and equipment are stated on the basis of cost. Depreciation is computed principally by the straight-line method based upon estimated useful lives of the respective assets. Leasehold improvements are generally depreciated over the respective lease term.

OTHER REAL ESTATE: Other real estate ($79,000 and $23,000 at December 31, 2001 and 2000, respectively) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent impairment.

TRUST ASSETS AND RELATED INCOME: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Banks is not included in the consolidated balance sheet because it is not an asset of the Banks or the Corporation. Trust fee income is recorded on the accrual method.

FEDERAL INCOME TAXES: The Corporation and its subsidiaries owned 80% or more file a consolidated federal income tax return. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

NET LOSS PER SHARE: Net loss per share is based on the weighted average number of common shares outstanding (1,457,535 shares in 2001, 1,051,388 shares in 2000 and 697,550 shares in 1999), as adjusted for the Corporation's 2000 2-for-1 stock split (see Note I).

COMPREHENSIVE LOSS: Comprehensive loss is the sum of net loss and certain other items which are charged or credited to stockholders' equity. For the periods presented, the Corporation's only element of comprehensive loss other than net loss was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive loss are shown within the statement of changes in stockholders' equity presented herein.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

COSTS OF START-UP ACTIVITIES: In 1998, the American Institute of CPAs issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". It requires start-up costs and organizational costs to be charged to expense when incurred. The initial application of the statement required a cumulative effect adjustment for those companies that had previously capitalized start-up and organization costs. In the circumstances of the Corporation and its Banks, this new accounting standard applies to previously capitalized preopening and other start-up costs of Sunrise Bank of Arizona which, net of amortization, approximated $265,000 at December 31, 1998. Implementation of this standard is reflected as a cumulative effect of an accounting change at January 1, 1999 (net of tax effect).

NEW ACCOUNTING STANDARDS: Financial Accounting Standards Board (FASB) Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value are included in income, or in comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new standard became effective January 1, 2001 and had no effect on the Corporation's financial statements.

In 2001, the Securities and Exchange Commission, American Institute of Certified Public Accountants and Federal Financial Institutions Examination Council each issued new guidance (some of which remains to be finalized) on accounting for allowances for loan losses. While the new guidance does not change prior accounting rules in this area, it provides additional clarification and guidance on how the calculation, adequacy and approval of the allowances should be documented by management.

In July 2001, the FASB issued Statement No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that all business combinations be accounted for under a prior standard of purchase accounting, eliminating the so-called pooling-method which was used to account for some business combinations. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This new standard is not expected to have a material effect on the Corporation's financial statements.

Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of the Statement which, for most companies, will be January 1, 2002. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. As of December 31, 2001, the Corporation had no recorded goodwill.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

The FASB has also recently issued Statement No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, and No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. Management has not completed its review of these new standards; however, implementation of the new guidance is not expected to have a material effect on the Corporation's financial statements.

NOTE C--INVESTMENT SECURITIES

Investment securities consisted of the following at December 31:

                                           2001                    2000
                                   --------------------    ---------------------
                                              Estimated                Estimated
                                  Amortized     Market     Amortized     Market
                                     Cost       Value         Cost       Value
                                  ---------   ---------    ---------   ---------
Available for sale:
  United States government
    agency securities             $ 119,402   $ 122,086    $ 151,239   $ 151,239

Held for long-term investment:

  Federal Home Loan Bank stock       30,000      30,000           --          --
                                  ---------   ---------    ---------   ---------
                                  $ 149,402   $ 152,086    $ 151,239   $ 151,239
                                  =========   =========    =========   =========

Investment in Federal Home Loan Bank stock is restricted and may only be resold to or redeemed by the issuer.

Gross unrealized gains on investment securities available for sale were $2,684 at December 31, 2001 (no unrealized losses)(none at December 31, 2000).

Gross realized gains and losses from sales and calls of investment securities were insignificant for each of the periods presented.

Scheduled maturities of investment securities held as of December 31, 2001 were as follows:

                                                                  Estimated
                                                   Amortized        Market
                                                     Cost           Value
                                                   ---------      ---------
     After ten years                               $ 119,402      $ 122,086
     Securities held for long-term investment,
       without stated maturities                      30,000         30,000
                                                   ---------      ---------
                                                   $ 149,402      $ 152,086
                                                   =========      =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE D--LOANS

Transactions in the allowance for loan losses are summarized below:

                                          2001         2000         1999
                                       ----------   ----------   ----------
     Balance at beginning of period    $  888,000   $  250,000   $   18,000
     Provision charged to operations      754,672      873,895      232,000
     Loans charged off (deduction)        (55,672)    (235,895)          --
     Recoveries                                --           --           --
                                       ----------   ----------   ----------
          Balance at December 31       $1,587,000   $  888,000   $  250,000
                                       ==========   ==========   ==========

Impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material. Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) are summarized below:

                                              December 31
                                       -------------------------
                                          2001           2000
                                       ----------     ----------
     Nonaccrual loans:
          Commercial                   $1,943,000     $  144,000
          Real estate                          --             --
          Installment                          --             --
                                       ----------     ----------
     Total nonaccrual loans             1,943,000        144,000

     Past due (>90 days) loans:
          Commercial                           --             --
          Real estate                          --             --
          Installment                          --             --
                                       ----------     ----------
     Total past due loans                     -0-            -0-
                                       ----------     ----------

     Total nonperforming loans         $1,943,000     $  144,000
                                       ==========     ==========

If nonperforming loans had performed in accordance with their contractual terms during the year, additional interest income of approximately $99,000 would have been recorded in 2001 (none in 2000 and 1999). Interest income recognized on loans in nonaccrual status in 2001 operations approximated $172,000 (none in 2000 and 1999). At December 31, 2001, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE D--LOANS--CONTINUED

The amounts of the allowance for loan losses allocated in the following table are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

                                          December 31, 2001          December 31, 2000
                                       -----------------------    -----------------------
                                                    Percentage                 Percentage
                                                     of Total                   of Total
                                                    Portfolio                  Portfolio
                                         Amount       Loans         Amount       Loans
                                       ----------   ----------    ----------   ----------
     Commercial                        $1,492,000         1.28%   $  870,000         1.15%
     Real estate mortgage                  63,000         0.05        18,000         0.02
     Installment                           32,000         0.03            --           --
                                       ----------   ----------    ----------   ----------

     Total allowance for loan losses   $1,587,000         1.36%   $  888,000         1.17%
                                       ==========   ==========    ==========   ==========

NOTE E--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Banks make loans to officers and directors of the Corporation and its subsidiaries including their immediate families and companies in which they are principal owners. At December 31, 2001 and 2000, total loans to these persons approximated $2.5 million and $1.2 million, respectively. During 2001, $1.6 million of new loans were made to these persons and repayments approximated $300,000. Such loans are made at the banking subsidiaries' normal credit terms.

Such officers and directors of the Corporation (and their associates, family and/or affiliates) are also depositors of the banking subsidiaries. Such deposits are similarly made at the Banks' normal terms as to interest rate, term and deposit insurance.

The Corporation and its Banks purchase certain data processing and management services from Sun Community Bancorp Limited. Amounts paid for such services aggregated $664,000, $371,000 and $192,000 in 2001, 2000 and 1999, respectively.

The Corporation has borrowed $1.4 million and $1.9 million from its majority-owner as of December 31, 2001 and 2000, respectively. These unsecured borrowings are due on demand and bear interest, payable monthly at a current rate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE F--PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December
31:

                                                 2001             2000
                                              -----------      -----------
     Leasehold improvements                   $   410,248      $   268,071
     Equipment and furniture                    1,067,050          639,884
                                              -----------      -----------
                                                1,477,298          907,955
     Less accumulated depreciation               (486,704)        (215,747)
                                              -----------      -----------
                                              $   990,594      $   692,208
                                              ===========      ===========

The Banks rent office space under operating leases. Rent expense (net of sublease income) under these lease agreements approximated $448,000, $229,000 and $93,000 in 2001, 2000 and 1999, respectively.

At December 31, 2001, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows:

     2002                                     $   463,000
     2003                                         468,000
     2004                                         486,000
     2005                                         454,000
     2006                                         446,000
     2007 and thereafter                        1,228,000
                                              -----------

     Total                                    $ 3,545,000
                                              ===========

NOTE G--INCOME TAXES

Federal income tax benefit consists of the following components:

                                   2001            2000            1999
                                 ---------       ---------       ---------
     Current                     $ 105,000       $      -0-      $      -0-
     Deferred credit              (133,000)       (109,000)       (326,000)
                                 ---------       ---------       ---------

                                 $ (28,000)      $(109,000)      $(326,000)
                                 =========       =========       =========

The federal income tax benefit in 1999 includes $91,000 relating to the cumulative effect of the change in accounting principle. Federal income taxes of $52,000 were paid in 2001 (none in 2000 or 1999).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE G--INCOME TAXES--CONTINUED

Net deferred income tax assets consisted of the following at December 31:

                                                2001         2000        1999
                                              ---------    ---------   ---------
     Allowance for loan losses                $ 276,000    $ 231,000   $  85,000
     Net operating loss carryforwards
       of subsidiaries                          235,000      202,000     255,000
     Market value adjustment for investment
       securities available for sale             (1,000)
     Other, net                                  71,000       16,000
                                              ---------    ---------   ---------

                                              $ 581,000    $ 449,000   $ 340,000
                                              =========    =========   =========

Consolidated subsidiaries have net operating loss carryforwards, which may reduce income taxes payable in future periods. Such carryforwards approximate $692,000 at December 31, 2001, of which $185,000 expires in 2020 and $507,000 expires in 2021.

NOTE H--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $36.5 million and $29.7 million as of December 31, 2001 and 2000, respectively.

At December 31, 2001, the scheduled maturities of time deposits of $100,000 or more were as follows:

     2002                                     $30,067,000
     2003                                       5,281,000
     2005                                       1,200,000
                                              -----------

     Total                                    $36,548,000
                                              ===========

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE I--COMMON STOCK AND STOCK OPTIONS

In August 2000, the Corporation issued a 2-for-1 stock split. All share, per share and stock option data in the financial statements have been restated to reflect the stock split as if it occurred at the beginning of the periods presented.

Stock options have been granted to certain officers and directors which provide for the purchase of shares of common stock. Stock options are granted at an exercise price equal to the fair value of common stock on the grant date, are currently exercisable and principally expire approximately eight years from date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE I--COMMON STOCK AND STOCK OPTIONS--CONTINUED

Stock option activity is summarized as follows:

                                                                        Weighted
                                       Number of                         Average
                                        Options         Exercise        Exercise
                                      Outstanding         Price           Price
                                      -----------    ---------------    --------

  Outstanding at January 1, 1999        113,528          $7.00           $  7.00

Granted in 1999                          56,792          10.00             10.00
Exercised in 1999                            --            --                 --
                                        -------      --------------      -------
  Outstanding at December 31, 1999      170,320       7.00 to 10.00         8.00

Granted in 2000                          12,000          10.00             10.00
Exercised in 2000                            --            --                 --
                                        -------      --------------      -------
  Outstanding at December 31, 2000      182,320       7.00 to 10.00         8.13

Granted in 2001                          67,767          12.00             12.00
Exercised in 2001                            --            --                 --
                                        -------      --------------      -------
  Outstanding at December 31, 2001      250,087      $7.00 to $12.00     $  9.18

As of December 31, 2001, stock options outstanding had a weighted average remaining contractual life of 7.5 years.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", establishes a fair value method of accounting for stock options whereby compensation expense is recognized based on the computed fair value of the options on the grant date. However, as permitted by Statement No. 123, the Corporation has elected to continue to account for its stock options under the earlier accounting standard and, therefore, has not recognized compensation expense. By electing this alternative, certain pro forma disclosures of the expense recognition provisions are required, which are as follows:

                                              2001         2000         1999
                                            ---------    ---------    ---------
     Fair value assumptions:
       Risk-free interest rate                5.00%        7.00%         6.25%
       Dividend yield                           0%           0%            0%
       Stock price volatility                  .10          .10           .10
       Expected option life                 7.5 years     8 years      10 years
     Aggregate estimated fair value
      of options granted                     $261,500     $51,500      $235,000
     Pro forma net loss                     $(260,000)   $(277,000)   $(789,000)
     Pro forma net loss per diluted share     $(.18)       $(.26)       $(1.13)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE J--EMPLOYEE RETIREMENT PLAN

Eligible employees participate in a multi-employer employee 401(k) retirement plan. The Plan provides for employer contributions in amounts determined annually by the Corporation's board of directors. Eligible employees make voluntary contributions to the Plan. Contributions to the Plan charged to expense approximated $57,000, $22,000 and $9,000 in 2001, 2000 and 1999,
respectively.

NOTE K--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments were as follows at December 31 (in thousands):

                                                     2001                      2000
                                            ----------------------    ----------------------
                                                         Estimated                 Estimated
                                            Carrying       Fair       Carrying       Fair
                                              Value        Value        Value        Value
                                            ---------    ---------    ---------    ---------
Financial Assets:
  Cash and cash equivalents                 $  19,436    $  19,436    $   6,794    $   6,794
  Investment securities:
    Available for sale                            122          122          151          151
    Held for long-term investment                  30           30
                                            ---------    ---------    ---------    ---------
                                                  152          152          151          151
Portfolio loans:
  Fixed rate                                   78,583       78,596        4,333        4,394
  Variable rate                                38,118       38,503       71,500       71,176
                                            ---------    ---------    ---------    ---------
     Total portfolio loans                    116,701      117,099       75,833       75,570
  Less allowance for loan losses               (1,587)      (1,587)        (888)        (888)
                                            ---------    ---------    ---------    ---------
     Net portfolio loans                      115,114      115,512       74,945       74,682

Financial Liabilities:
  Deposits:
    Noninterest-bearing                        16,253       16,253        8,562        8,562
    Interest-bearing:
      Demand accounts                          43,870       43,824       12,204       12,372
      Time certificates of deposit less
        than $100,000                          22,628       22,670       24,049       24,306
      Time certificates of deposit of
        $100,000 or more                       36,548       36,473       29,660       29,890
                                            ---------    ---------    ---------    ---------
          Total interest-bearing deposits     103,046      102,967       65,913       66,568
                                            ---------    ---------    ---------    ---------
          Total deposits                      119,299      119,220       74,475       75,130
      Debt obligations payable to
        majority shareholder                    1,407        1,407        1,855        1,855

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE K--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS--CONTINUED

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available). Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

NOTE L--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of bank customers. Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans. Stand-by letters of credit, when issued, commit the Banks to make payments on behalf of customers if certain specified future events occur and are used infrequently by the Banks ($140,000 at December 31, 2001; none at December 31, 2000). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($34.7 million and $16.9 million at December 31, 2001 and 2000, respectively). These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the banks' normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment. Such loan commitments are also included in management's evaluation of the adequacy of the allowance for loan losses.

The banking subsidiaries are required to maintain an average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks. The amount of reserve balances required as of December 31, 2001 was $185,000.

Deposits at each of the banks are insured up to the maximum amount covered by FDIC insurance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE M--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS

Current banking regulations restrict the ability to transfer funds from subsidiaries to their parent in the form of cash dividends, loans or advances. Subject to various regulatory capital requirements, bank subsidiaries' current and retained earnings are available for distribution as dividends to the Corporation (and other bank shareholders, as applicable) without prior approval from regulatory authorities. Substantially all of the remaining net assets of the subsidiary are restricted as to payments to the Corporation.

The Banks and the Corporation are subject to certain other capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies. Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on "Tier 1" and "Tier 2" capital and "risk-weighted assets" as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Corporation's consolidated financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgements by regulatory agencies with regard to components, risk weighting and other factors.

As a condition of their charter approval, DE NOVO banks are generally required to maintain a core capital (Tier 1) to average total assets ratio of not less than 8% and an allowance for loan losses of not less than 1% for the first three years of operations.

As of December 31, 2001, the most recent notifications received by the Banks from regulatory agencies have advised that the Banks are classified as "well capitalized" as defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Banks.

Management believes, as of December 31, 2001, that the Corporation and the Banks meet all capital adequacy requirements to which the entities are subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE M--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
        REQUIREMENT--CONTINUED

The following table summarizes the amounts (in thousands) and related ratios of the Banks and consolidated regulatory capital position as of December 31, 2001 and 2000:

                                                  Sunrise          Sunrise          Sunrise
                                                  Bank of          Bank of          Bank of
                                                Albuquerque        Arizona         San Diego       Consolidated
                                                ------------     ------------     ------------     ------------
December 31, 2001
Tier 1 capital to average total assets:
     Minimum required amount                    >= $   2,951     >= $   2,622     >= $   2,916     >= $   5,242
     Actual amount                                 $   3,451        $   5,964        $   6,781        $  15,783
       Ratio                                            9.36%            9.10%           18.60%           12.04%

Tier 1 capital to risk-weighted assets:
     Minimum required amount(1)                 >= $   1,141     >= $   2,143     >= $   1,397     >= $   4,685
     Actual amount                                 $   3,451        $   5,964        $   6,781        $  15,783
       Ratio                                           12.09%           11.13%           19.41%           13.48%

Combined Tier 1 and Tier 2 capital to
  risk-weighted assets:
     Minimum required amount(2)                 >= $   2,283     >= $   4,286     >= $   2,795     >= $   9,369
     Amount required to meet "Well-
       Capitalized" category(3)                 >= $   2,854     >= $   5,358     >= $   3,494     >= $  11,712
     Actual amount                                 $   3,808        $   6,635        $   7,218        $  17,248
       Ratio                                           13.34%           12.38%           20.66%           14.73%

December 31, 2000
Tier 1 capital to average total assets:
     Minimum required amount                    >= $   1,261     >= $   4,779                      >= $   2,561
     Actual amount                                 $   3,416        $   4,851                         $   8,255
       Ratio                                           21.67%           8.12%                             12.90%

Tier 1 capital to risk-weighted assets:
     Minimum required amount(1)                 >= $     703     >= $   2,199                      >= $   2,944
     Actual amount                                 $   3,416        $   4,851                         $   8,255
       Ratio                                           19.43%            8.82%                            11.22%

Combined Tier 1 and Tier 2 capital to
  risk-weighted assets:
     Minimum required amount(2)                 >= $   1,406     >= $   4,398                      >= $   5,888
     Amount required to meet "Well-
       Capitalized" category(3)                 >= $   1,758     >= $   5,497                      >= $   7,360
     Actual amount                                 $   3,654        $   5,501                         $   9,143
       Ratio                                           20.79%           10.01%                            12.42%

(1)  The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2) The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3) In order to be classified as a 'well-capitalized' institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE N--PARENT COMPANY FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS

                                                                         December 31
                                                                  --------------------------
                                                                     2001           2000
                                                                  -----------    -----------
ASSETS
  Cash on deposit with subsidiary banks                           $   173,043    $    10,601
  Money market funds on deposit with affiliated banks                 367,322          6,137
                                                                  -----------    -----------
      Total cash and cash equivalents                                 540,365         16,738
  Commercial loans                                                                   109,236
  Investment in subsidiaries                                       13,687,706      8,226,808
  Other assets                                                        118,139      1,281,043
                                                                  -----------    -----------

      TOTAL ASSETS                                                $14,346,210    $ 9,633,825
                                                                  ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable, accrued expenses and other liabilities        $   257,742    $    11,081
  Debt obligations                                                  1,406,596      1,855,000
  Stockholders' equity                                             12,681,872      7,767,744
                                                                  -----------    -----------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $14,346,210    $ 9,633,825
                                                                  ===========    ===========

CONDENSED STATEMENTS OF OPERATIONS

                                                            Year Ended December 31
                                                   -----------------------------------------
                                                      2001           2000           1999
                                                   -----------    -----------    -----------
Income:
  Intercompany fees                                $   529,596    $   390,884
  Interest                                              17,637         34,506
                                                   -----------    -----------
      Total income                                     547,233        425,390
Expenses:
  Salaries and employee benefits                       518,981         86,429
  Interest                                             107,497         31,527
  Other                                                418,863        453,059
                                                   -----------    -----------
      Total expenses                                 1,045,341        571,015
                                                   -----------    -----------
Loss before federal income taxes and equity in
  net loss (income) of consolidated subsidiaries      (498,108)      (145,625)
Equity in net income (loss) of consolidated
  subsidiaries                                         341,497       (128,087)   $  (633,673)
Federal income tax benefit                             (69,000)       (31,000)
                                                   -----------    -----------    -----------

       NET LOSS                                    $   (87,611)   $  (242,712)   $  (633,673)
                                                   ===========    ===========    ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUNRISE CAPITAL CORPORATION


NOTE N--PARENT COMPANY FINANCIAL INFORMATION--CONTINUED

CONDENSED STATEMENTS OF CASH FLOWS

                                                                        Year Ended December 31
                                                             -------------------------------------------
                                                                2001            2000            1999
                                                             -----------     -----------     -----------
OPERATING ACTIVITIES
  Net loss                                                   $   (87,611)    $  (242,712)    $  (633,673)
  Adjustment to reconcile net loss to net cash provided
    (used) by operating activities--equity in net loss
    (income) of consolidated subsidiaries                       (341,497)        128,087         633,673
  Decrease (increase) in other assets                          1,164,639      (1,281,043)
  Increase in accounts payable, accrued expenses and
    other liabilities                                            246,661          11,081
                                                             -----------     -----------     -----------
          NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES       982,192      (1,384,587)             -0-

INVESTING ACTIVITIES
  Net cash investment in subsidiaries                         (5,119,401)     (4,131,499)       (682,836)
  Net decrease (increase) in loans                               109,236        (109,236)
                                                             -----------     -----------     -----------
          NET CASH USED BY INVESTING ACTIVITIES               (5,010,165)     (4,240,735)       (682,836)

FINANCING ACTIVITIES
  Net proceeds from (payments on) debt obligations              (448,404)      1,855,000
  Net proceeds from issuance of common stock                   5,000,004         787,060       3,682,836
                                                             -----------     -----------     -----------
          NET CASH PROVIDED BY FINANCING ACTIVITIES            4,551,600       2,642,060       3,682,836
                                                             -----------     -----------     -----------
          INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       523,627      (2,983,262)      3,000,000
Cash and cash equivalents at beginning of year                    16,738       3,000,000              -0-
                                                             -----------     -----------     -----------

          CASH AND CASH EQUIVALENTS AT END OF YEAR           $   540,365     $    16,738     $ 3,000,000
                                                             ===========     ===========     ===========

                                     ANNEX E

                 EXCERPTS OF NEW MEXICO BUSINESS CORPORATION ACT
                          REGARDING DISSENTERS' RIGHTS

53-15-3. RIGHT OF SHAREHOLDERS TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

A. Any shareholder of a corporation may dissent from, and obtain payment for the shareholder's shares in the event of, any of the following corporate actions:

(1) any plan of merger or consolidation to which the corporation is a party, except as provided in Subsection C of this section;

(2) any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

(3) any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

(4) any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

     (a)  alters or abolishes a preferential right of such shares;

     (b) creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;

     (c) alters or abolishes an existing preemptive right of the holder of such shares to acquire shares or other securities; or

     (d) excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

(5) any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

B. (1) A record holder of shares may assert dissenters' rights as to less than all of the shares registered in his name only if the holder dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (2) A beneficial owner of shares who is not the record holder may assert dissenters' rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and Section 53-15-4 NMSA 1978 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

C. The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

D. A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

53-15-4. RIGHTS OF DISSENTING SHAREHOLDERS.

A. Any shareholder electing to exercise his right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor thereof, the shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation any of its shareholders may, within twenty-five days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder's shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon the determination of the fair value, by agreement or judgment as provided herein, and, in the case of shares represented by certificates, the surrender of such certificates the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the prescribed ten-day or twenty-five-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

B. No such demand may be withdrawn unless the corporation consents thereto. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporation, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his shares ceases and his status as a shareholder shall be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

C. Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as provided in this section and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve-months' period ended on the date of the balance sheet.

D. If within thirty days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which the corporate action was effected, and, in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

E. If, within the period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty days after receipt of written demand from any dissenting shareholder, given within sixty days after the date on which corporate action was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided in this section, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as specified in the order of their appointment or on an amendment thereof. The judgment shall be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon and concurrently with the surrender to the corporation of certificates. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.

F. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

G. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. Such expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel.

H. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made is [are] transferred, any new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

I. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                                     PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 561 - 571 of the Michigan Business Corporation Act ("MBCA"), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director whether or not involving action in the director's official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith.

     The Registrant's Articles of Incorporation contain provisions entitling directors and executive officers of the Registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

     Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

          Reference is made to the Exhibit Index at Page II-7 of the Registration Statement.

     (b) All Financial Statements Schedules are omitted in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001 because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

     (A)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement
                     (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs
                     (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C)  The undersigned Registrant hereby undertakes:

          (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (E)  The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on August 22, 2002.


                                        CAPITOL BANCORP LIMITED


                                        By: /s/ JOSEPH D. REID
                                            ------------------------------------
                                            JOSEPH D. REID
                                            Chairman of the Board and
                                            Chief Executive Officer


                                POWER OF ATTORNEY




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on August 22, 2002.

Signature                          Title
---------                          -----

/s/ JOSEPH D. REID                 Chairman of the Board and
-------------------------------    Chief Executive Officer,
JOSEPH D. REID                     Director (Principal Executive
                                   Officer)

/s/ LEE W. HENDRICKSON             Executive Vice President and
-------------------------------    Chief Financial Officer (Principal
LEE W. HENDRICKSON                 Financial and Accounting Officer)


/s/ ROBERT C. CARR*                Executive Vice President, Treasurer, Director
-------------------------------
ROBERT C. CARR


/s/ DAVID O'LEARY*                 Secretary, Director
-------------------------------
DAVID O'LEARY


/s/ LOUIS G. ALLEN*                Director
-------------------------------
LOUIS G. ALLEN


/s/ PAUL R. BALLARD*               Director
-------------------------------
PAUL R. BALLARD


/s/ DAVID L. BECKER*               Director
-------------------------------
DAVID L. BECKER


/s/ DOUGLAS E. CRIST*              Director
-------------------------------
DOUGLAS E. CRIST


/s/ JAMES C. EPOLITO*              Director
-------------------------------
JAMES C. EPOLITO


/s/ GARY A. FALKENBERG*            Director
-------------------------------
GARY A. FALKENBERG


/s/ JOEL I. FERGUSON*              Director
-------------------------------
JOEL I. FERGUSON


/s/ KATHLEEN A. GASKIN*            Director
-------------------------------
KATHLEEN A. GASKIN

Signature                          Title
---------                          -----

/s/ H. NICHOLAS GENOVA*            Director
-------------------------------
H. NICHOLAS GENOVA


/s/ L. DOUGLAS JOHNS*              Director
-------------------------------
L. DOUGLAS JOHNS


/s/ MICHAEL L. KASTEN*             Director
-------------------------------
MICHAEL L. KASTEN


/s/ JOHN S. LEWIS*                 Director
-------------------------------
JOHN S. LEWIS


/s/ LEONARD MAAS*                  Director
-------------------------------
LEONARD MAAS


/s/ LYLE W. MILLER*                Director
-------------------------------
LYLE W. MILLER


/s/ CRISTIN REID ENGLISH*          Director
-------------------------------
CRISTIN REID ENGLISH


*By: /s/ JOSEPH D. REID
     --------------------------
     JOSEPH D. REID
     Attorney-in-fact

                                  EXHIBIT INDEX

                                                                 INCORPORATED BY
EXHIBIT NO.    DESCRIPTION                                       REFERENCE FROM
----------     -----------                                       ---------------
2.1            Plan of Share Exchange (included in the proxy
               statement/prospectus as Annex A).

4              Instruments Defining the Rights of Capitol's
               Security Holders:

               (a)   Common Stock Certificate                           (1)
               (b)   Indenture dated December 18, 1997                  (2)
               (c)   Subordinated Debenture                             (2)
               (d)   Amended and Restated Trust Agreement
                     dated December 18, 1997                            (2)
               (e)   Preferred Security Certificate dated
                     December 18, 1997                                  (2)
               (f)   Preferred Securities Guarantee Agreement
                     of Capitol Trust I dated December 18, 1997         (2)
               (g)   Agreement as to Expenses and Liabilities
                     of Capitol Trust I                                 (2)


5 Opinion of Brian K. English, General Counsel, as to the validity of the shares.

8 Tax Opinion of Snell & Wilmer, L.L.P. (included in the proxy statement/prospectus as Annex C).


23.1a          Consent of BDO Seidman, LLP.

23.1b          Consent of BDO Seidman, LLP.


23.2           Consent of Snell & Wilmer, L.L.P. (included in Exhibit 8).


23.4           Consent of JMP Financial, Inc. (Sunrise's financial advisor).

24 Power of Attorney (included on the signature page of the Registration Statement).

99 Form of proxy for the Annual Meeting of Shareholders of Sunrise Capital Corporation.

KEY:
---
(1)  Form S-18, Reg. No. 33-24728C, filed September 15, 1988.
(2) Post Effective Amendment No. 1 to Form S-3, Reg. No. 333-41215 and 333-41215-01 filed February 9, 1998.